Exhibit 10.1

EXECUTION COPY

OPERATING AGREEMENT

OF BR/CDP CB VENTURE, LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into this 29th day of May, 2015, by and between CB DEVELOPER, LLC, a Georgia limited liability company (the “Catalyst Member”) and BR CHESHIRE MEMBER, LLC, a Delaware limited liability company (the “BR Member”).

BACKGROUND INFORMATION:

A.           BR/CDP CB VENTURE, LLC (the “Company”) was formed effective as of the 1st day of April, 2015 by the filing of its Certificate of Formation with the Secretary of State of Delaware.

B.           The Company is the sole member of CB Owner, LLC, a Delaware limited liability company (the “Borrower”).

C.           The Borrower is the trustee under that certain BR/CDP Trust Agreement dated on or about the date hereof (the “Trust Agreement”).

D.           The Borrower holds legal title to the Property (as defined below) for the benefit of the Company, Commander Habersham, LLC and Duke of Lexington, LLC, each an Ohio limited liability company (the “Brown Co-Tenants”), as tenants-in-common pursuant to (x) the Trust Agreement and (y) that certain Tenancy In Common Agreement and that certain TIC Management Agreement, in each case dated on or about the date hereof (collectively, the “TIC Agreement”).

E.           The Catalyst Member and the BR Member desire to enter into this Agreement to reflect the current business arrangement among the Members.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE 1.
DEFINITIONS

In addition to terms defined in the body of this Agreement, the following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Member.” A member other than an Initial Member, who has acquired a Membership Interest from the Company.

“Additional Capital Contributions.” With respect to each Member, all additional Capital Contributions made by such Member in excess of their Initial Capital Contribution amounts, including for the funding of Shortfalls but not on account of Section 8.04(a) Advances.

“Additional Contribution Priority Return.” An amount accruing at the rate of ten percent (10%) per annum on a Member’s unreturned Additional Capital Contributions. The Additional Contribution Priority Return shall be compounded monthly, calculated on a cumulative basis.

“Adjusted Capital Account Deficit.” The deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (a) the deficit shall be decreased by the amounts which the Member is deemed obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c); and (b) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate.” (i) In the case of an individual, any relative of such Person, (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person.

“Available Cash.” The cash funds of the Company on hand as of a particular time after payment of all current operating expenses of the Company as of such time, less any Reserve(s) approved in accordance with this Agreement in order to provide for the payment of the Company’s and Borrower’s outstanding and unpaid obligations or for any other lawful purpose.

“Bankruptcy.” The filing by a Person of a voluntary petition or otherwise initiating proceedings (a) to have the Person adjudicated insolvent; (b) seeking an order for relief of the Person as debtor under the United States Bankruptcy Code; (c) file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Person; (d) or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Person, or of all or any substantial part of its property, or make any general assignment for the benefit of creditors of the Person.

“BR Section 8.04(a) Advance” shall have the meaning ascribed in Section 8.04(a).

“Capital Account.” A capital account maintained in accordance with the rules contained in Treas. Reg. Section 1.704-1(b)(2) as maintained in accordance with applicable rules under the Code and as set forth in Treas. Reg. Section 1-704-1(b)(2)(4) as amended from time to time.

“Capital Contribution.” The total amount of cash and the Gross Asset Value of any property contributed or agreed to be contributed to the Company by each Member pursuant to the terms of this Agreement (minus any liabilities that the Company assumes or takes subject to).

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“Capital Proceeds” means (a) the Company’s share of the net proceeds of a Capital Transaction after (i) payment of all expenses associated with the Capital Transaction, (ii) repayment of all secured and unsecured Company debts (other than an obligation incurred in order to effect a refinancing which is the applicable Capital Transaction) required to be paid in connection with such Capital Transaction or that the Managers determine should be paid in connection with such Capital Transaction, and (iii) such amounts retained as Reserves and (b) any amounts included in Reserves derived from Capital Contributions and/or Capital Transactions which the Managers reasonably determine to distribute.

“Capital Transaction” means (i) a transaction pursuant to which the indebtedness secured by the Project is fully financed or refinanced by the Borrower; (ii) a sale, condemnation, exchange or casualty not followed by reconstruction, or other disposition, whether by foreclosure or otherwise, of the Project or any part thereof by the Borrower; or (iii) an insurance recovery or any other transaction with respect to the Borrower which, in accordance with generally accepted accounting principles, is considered capital in nature.

“Catalyst Change of Control” shall be deemed to have occurred if any two of the four Principals should cease to maintain an ownership interest in and cease to be actively involved as principals of Catalyst Development Partners II, LLC.

“Catalyst Section 8.04(a) Advance” shall have the meaning ascribed in Section 8.04(a).

“Certificate of Formation.” The certificate of formation of the Company filed with the Delaware Secretary of State as required by the Act, as such certificate of formation may be amended or amended and restated from time to time.

“Co-Tenants.” Collectively, the Company and the Brown Co-Tenants.

“Code.” The Internal Revenue Code of 1986, as amended from time to time.

“Cost Savings” means the amount by which the total costs of developing and constructing the Project are less than the Total Project Budget.

“Cost-Sharing Agreement.” That certain Agreement Regarding Pre-Development Costs & Purchase and Sale Contract by and between Catalyst Development Partners II, LLC, an affiliate of the BR Member, and Bluerock Real Estate, L.L.C., an Affiliate of BR Member, dated March 20, 2015.

“Debt Service” means, for any period, scheduled principal, interest and other required payments (including any required loan rebalancing payments, except to the extent that such loan rebalancing is required by the Lender as a result of a Hard Cost Overrun or Soft Cost Overrun) owing on any Loan of the Company or the Borrower. Debt Service as used in this Agreement shall not mean any principal amounts due under the Loan at maturity or as a result of an acceleration after a default thereunder.

“Debt Service Shortfall” means for any period, the amount by which (i) the Company’s share of Debt Service exceeds (ii) the sum of (a) Available Cash for such period and (b) the Company’s share of amounts released from Reserves (including Reserves under the applicable Loan, as hereinafter defined, or any subsequent loan) during such period for payment of Debt Service.

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“Default Action” is as defined in Section 6.06.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization and other cost recovery deductions allowable with respect to an asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization and other cost recovery deductions for such fiscal year or other period bears to such beginning adjusted tax basis; provided, however, if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

“Developer.” CDP Developer I, LLC, a Georgia limited liability company.

“Development Agreement.” That certain Development Agreement between the Borrower and Developer dated of even date herewith, as the same may be amended from time to time.

“Discretionary Changes” means any modifications or changes that the Members agree to make to the Plans or the Project (and any applicable corresponding changes to the Total Project Budget) that (i) are not required to complete the construction of the Project as originally contemplated by the Plans and (ii) are not necessitated by design or construction deficiencies in or government-mandated revisions of the Plans or the Project. Discretionary Changes include, for example, upgrades/downgrades of interior or exterior finishes, additional/fewer Project amenities, and increases/decreases in square footage.

“Distributions.” The distributions payable (or deemed payable) to a Member.

“Economic Interest.” A Member’s or Economic Interest Owner’s share of one or more of the Company’s Profits, Losses and distributions of the Company’s assets pursuant to this Operating Agreement and the Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

“Economic Interest Owner.” The owner of an Economic Interest who is not a Member.

“Entity.” Any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

“Fiscal Year.” The Company’s fiscal year, which shall be the calendar year.

“Force Majeure Event” shall mean acts of God, war, riots, civil insurrections, hurricanes, tornados, floods, earthquakes, epidemics or plagues, acts or campaigns of terrorism or sabotage, interruptions to domestic or international transportation, trade restrictions, delays caused by any governmental or quasi-governmental entity, shortages of materials, natural resources or labor, labor strikes, governmental prohibitions or regulations including administrative delays in obtaining building permits, inability to obtain materials, or any other cause beyond the reasonable control of the Members.

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“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Gross Asset Value.” With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as agreed to and set forth in Exhibit A and, otherwise, as determined by the Managers;

(b)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) (taking Code Section 7701(g) into account), as determined by agreement of the Managers, as of the following times: (1) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; (3) the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a Member capacity or in anticipation of being a Member; provided, however, that an adjustment pursuant to clauses (1), (2) and (3) shall be made only if the Managers reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (4) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c)          The Gross Asset Value of any Company asset distributed to any Member (taking Code Section 7701(g) into account) shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Managers; and

(d)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph (d) to the extent that the Managers determine that an adjustment under paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

(e)          If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) (c) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(f)          In all other cases, Gross Asset Value of any Company asset means the adjusted basis of such asset for federal income tax purposes.

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“Hard Costs” means all items under the category heading “Hard Cost” in the Total Project Budget. Notwithstanding the foregoing, in no event shall costs relating to Force Majeure Events, taxes, insurance premiums, Debt Service, Discretionary Changes and/or post-completion operating deficits of the Company or Borrower constitute Hard Costs.

“Hard Cost Overrun” means, from time to time, the amount by which the aggregate Hard Costs incurred in connection with the development and construction of the Project as of the date of measurement exceed the portion of the Total Project Budget allocated to Hard Costs, including the available Hard Cost contingency in the Total Project Budget. Hard Cost Overruns include, without duplication, loan rebalancing payments required by a Lender in connection with the Loan, but only to the extent that such loan rebalancing payments are required by the Lender as a result of an actual or projected Hard Cost Overrun. Hard Cost Overruns also include overruns resulting from Non-Discretionary Changes but not overruns resulting from Discretionary Changes.

“Initial Capital Contribution.” The initial contribution to the capital of the Company made by a Member pursuant to this Operating Agreement. The Initial Capital Contributions of the Initial Members are set forth on Exhibit A.

“Initial Members.” Those persons identified on Exhibit A attached hereto and made a part hereof by this reference, who have executed this Agreement.

“Internal Rate of Return” and “IRR.” As of any date, the internal rate of return on the IRR-Included Capital Contributions of a Member to such date (including, if applicable, giving credit for the 3:1 multiplier on the Member’s Additional Capital Contributions as may occur under Section 8.04(e) below), calculated to be that discount rate (expressed on a percentage basis) which, when divided by twelve (12), compounded monthly and applied to such IRR-Included Capital Contributions and the corresponding Distributions with respect thereto, causes the net present value, as of such date, of such Distributions and IRR-Included Capital Contributions to equal zero. For this purpose, Capital Contributions and Distributions shall be assumed to have occurred as of the first of the month nearest the actual date such Capital Contribution or Distribution is made. The formula used to calculate IRR shall be: (1+monthly IRR) ^ 12-1.

“IRR-Included Capital Contributions.” A Member's Initial Capital Contributions and any Additional Capital Contributions that are made solely as a result of a change in the Total Project Budget occurring on or prior to the later to occur of: (x) the date of the Loan closing and (y) the date of execution of the GMP Contract. For purposes of the waterfall in Section 9.01(e), any such Additional Capital Contributions made solely as a result of a change in the Total Project Budget occurring on or prior to the date of execution of the GMP Contract shall be (1) repaid as Additional Capital Contributions as provided in Sections 9.01(a) through (d), but (2) for purposes of determining whether the hurdles under Section 9.01(e) have been achieved, shall be included in the calculations required thereunder.

“Lender.” The lender that makes the Loan to Borrower.

“Loan.” The construction loan to be obtained by Borrower for the development of the Project.

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“Managers.” The BR Member and the Catalyst Member, or any other Person(s) that succeed such Persons in their capacities as Managers.

“Member.” Each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest, and the term “Member” as used herein shall include a Manager to the extent he has purchased such Membership Interest in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be. The initial Ownership Percentages associated with the Membership Interests of the Members are set forth on Exhibit A attached hereto and incorporated herein by reference.

“Membership Interest.” A Member’s entire interest in the Company including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Act.

“Minimum Gain.” The same meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Net Cash Flow” means, for any period, the total annual cash gross receipts of the Company during such period derived from Company’s co-tenancy interest in the Project and any and all sources, other than Capital Contributions or as a result of a Capital Transaction during such period, together with any amounts included in Reserves (other than Reserve amounts derived from Capital Contributions or Capital Transactions) or working capital from prior periods which the Managers reasonably determine to distribute, less (i) the Company’s share of Debt Service, (ii) the Operating Expenses of the Company paid during such period, and (iii) any increases or replacements in Company Reserves (other than from Capital Contributions or Net Cash from a Capital Transaction) during such period.

“Non-Development Cost Overrun” shall mean the Company’s share of any cost overruns with respect to the Project which are attributable to Force Majeure Events, taxes, insurance premiums, Debt Service, Discretionary Changes and/or post-completion operating deficits.

“Non-Discretionary Changes” means any modifications or changes that the Members are required to make to the Plans or to the Project (other than Discretionary Changes). Non-Discretionary Changes include, for example, changes to the Plans or the constructed portions of the Project to correct design or construction deficiencies or to implement government-mandated revisions, or general contractor claims under the GMP Contract for increased compensation in excess of the original “Contract Sum” (or similar term, as defined in the Construction Contract) for errors or inconsistencies in the Plans, concealed conditions, delays or other reasons (other than Discretionary Changes).

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“Nonrecourse Deductions.” The same meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

“Operating Agreement.” This Operating Agreement as originally executed and as amended from time to time, also referred to herein as the “Agreement,” from time to time.

“Operating Expenses” for the purposes herein, means the Company’s share of all cash expenditures made by the Borrower in connection with owning and operating the Project or otherwise conducting its business; provided, that, notwithstanding the foregoing, Operating Expenses shall not include any cash or capital expenditures expended out of established and accumulated cash Reserves of the Company or Borrower used for the particular purpose for which such Reserves were established or not otherwise allocated for specific purposes

“Ownership Percentage.” Subject to adjustment pursuant to other provisions of this Agreement, the initial Ownership Percentage of each Member is as described on Exhibit A.

“Person.” Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Principals” means Robert Meyer, Mark Mechlowitz, Jorge Sardinas and Robert Fishel.

“Profits or Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable loss or income, respectively, for such year or period, determined in accordance with Section 703(a) of the Code (and for this purpose, all items of income, gain, loss, or reduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)          Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)          Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

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(e)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year or other period;

(f)          To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than a complete liquidation of Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)          Any items which are specially allocated pursuant to Article 10 hereof shall not be taken into account in computing Profits or Losses but shall be determined by applying rules analogous to those set forth in paragraphs (a) through (d) of this definition.

If the profit or loss for such Fiscal Year or other period, as adjusted in the manner provided herein, is a positive amount, such amount shall be the Profits for such Fiscal Year or other period; and if negative, such amount shall be the Losses for such Fiscal Year or other period.

“Project.” An approximately 285-unit Class A rental apartment complex to be constructed upon the Property.

“Project Completion” means completion of construction of the Project and issuance of a Final Certificate of Occupancy and less than $100,000 of punchlist items.

“Project Stabilization” means completion of construction of the Project and the Project at least is 90% leased up by third party tenants.

“Property.” That certain property located in Atlanta, Georgia which is more particularly described in Exhibit B attached hereto and incorporated herein upon which the Borrower intends to develop the Project.

“REIT” shall mean a real estate investment trust as defined in Code Section 856.

“REIT Member” shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

“REIT Requirements” shall mean the requirements for qualifying as a REIT under the Code and Regulations.

“Reserves.” With respect to any fiscal period, funds set aside or amounts allocated to reserves for the Company’s co-tenancy interest in the Project during such period which shall be maintained in amounts deemed sufficient by the Catalyst Member for working capital, capital expenditures, repairs, replacements and anticipated expenditures for paying taxes, insurance, Debt Service or other costs or expenses incident to the ownership or operation of the Company’s business; provided that, BR Member shall have the right to reasonably approve the amount of any such Reserves.

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“Section 8.04(a) Advance” shall have the meaning ascribed in Section 8.04(a).

“Soft Cost(s)” means all items under the category heading “Soft Cost” in the Total Project Budget. Soft Costs include, without limitation, interest reserve, architectural and engineering fees, and legal fees incurred by the Company. Notwithstanding the foregoing, in no event shall costs relating to Force Majeure Events, taxes, insurance premiums, Debt Service after Project Completion, Discretionary Changes and/or post-Project Completion operating deficits of the Company or Borrower constitute Soft Costs.

“Soft Cost Overrun” means, from time to time, the amount by which the aggregate Soft Costs incurred in connection with the development and construction of the Project as of the date of measurement exceed the portion of the Total Project Budget allocated to Soft Costs, including the available Soft Cost contingency in the Total Project Budget. Soft Cost Overruns include, without duplication, loan rebalancing payments required by the Lender in connection with the Loan, but only to the extent that such loan rebalancing payments are required by the Lender as a result of an actual or projected Soft Cost Overrun. Soft Cost Overruns includes overruns resulting from Non-Discretionary Changes but excludes overruns resulting from Discretionary Changes.

“Standard Market Financing” means non-recourse mortgage financing on commercially reasonable terms in an amount up to 80% of the Project value and at an interest rate not to exceed the then-current yield on the 10-year Treasury Bond plus 350 basis points.

“Total Project Budget.” The final budget annexed hereto as Exhibit C, as updated from time to time hereafter by the mutual consent of all of the Members and as approved by the Lender. For the avoidance of doubt, the Total Project Budget refers to the Borrower-level budget, inclusive of capital contributions required from the Company and the Brown Co-Tenants.

“Transferring Member.” A Member or Economic Interest Owner who sells, assigns, pledges, hypothecates or otherwise transfers for consideration or gratuitously all or any portion of its Membership Interest or Economic Interest.

“Treasury Regulations” or “Regulations.” The Federal Income Tax Regulations, including any temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE 2.

FORMATION OF COMPANY

2.01         Formation. On April 1, 2015, the Company was formed as a Delaware limited liability company by executing and delivering the Certificate of Formation to the Secretary of State of Delaware in accordance with the provisions of the Act.

2.02         Name. The name of the Company is BR-CDP Cheshire Venture, LLC. The Company may do business under that name and under any other name or names the Members select. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a trade name certificate as required by law.

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2.03         Principal Place of Business. The principal place of business of the Company is 880 Glenwood Avenue SE, Suite H, Atlanta, GA 30316. The Company may locate its places of business at any other place or places as the Managers may from time to time deem advisable.

2.04         Registered Office and Registered Agent. The Company’s initial registered office and the name of its initial registered agent shall be as set forth in the Certificate of Formation. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Delaware pursuant to the Act and the applicable rules promulgated thereunder.

2.05         Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue thereafter in perpetuity unless earlier dissolved in accordance with the provisions of this Operating Agreement or the Act.

ARTICLE 3.

BUSINESS OF COMPANY

3.01         Permitted Businesses. The business of the Company shall be:

(a)          To acquire, develop, sell, exchange, construct, improve, subdivide, mortgage, lease, maintain, transfer, operate, own as an investment and/or otherwise engage in all general business activities related or incidental to the ownership and development of the Project, in its capacity as a Co-Tenant;

(b)          To acquire a limited liability company interest in and serve as the sole member of the Borrower; and

(c)          To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE 4.

NAMES AND ADDRESSES OF INITIAL MEMBERS

The names and addresses of the Initial Members are set forth on Exhibit A attached hereto and by this reference made a part hereof.

ARTICLE 5.

RIGHTS AND DUTIES OF MANAGERS

5.01         Management. The business and affairs of the Company shall be managed by its Managers. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law or as otherwise set forth in this Agreement, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Managers will delegate the day-to-day administration and management of the development and construction of the Project to the Developer pursuant to the terms, conditions and obligations of the Development Agreement. In addition, the Managers hereby delegate to the Catalyst Member the authority to implement any Operating Budget approved in accordance with the terms of this Operating Agreement.

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5.02        Number, Tenure and Qualifications. The Company shall have two (2) Managers, and BR Member and the Catalyst Member shall serve as the initial Managers. Subject to the foregoing, each Manager shall hold office until its successor shall have been elected and qualified or until his earlier death, resignation, or removal. Subject to the foregoing and Section 5.10, Managers shall be elected by the affirmative vote of all Members.

5.03        Certain Powers of Managers. Subject to Sections 5.04 and 7.07 below, either Manager shall have power and authority, on behalf of the Company or in the Company’s capacity as a member of Borrower and/or as a Co-Tenant, as applicable:

(a)          To cause Borrower to acquire the Property and to construct and develop the Project.

(b)          To invest any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, or other investments, provided the funds in any such investment vehicle are insured by the Federal Deposit Insurance Corporation (or its successor or replacement).

(c)          To execute all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; purchase and sale agreements, mortgages or deeds of trust; security agreements; financing statements; deeds, contracts, settlement statements, agreements, affidavits and any other documents providing for the acquisition, mortgage or disposition of the Company’s or Borrower’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company.

(d)          To purchase liability and other insurance to protect employees, officers, property and business.

(e)          Subject to Section 5.14, to employ accountants, engineers, architects, surveyors, attorneys, managing agents, leasing agents, and other experts to perform services for the Company and to compensate them from Company funds.

(f)          To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve, including but not limited to the Trust Agreement and the TIC Agreement.

(g)          To create offices and designate officers, who need not be Members. Any such persons appointed to be officers of the Company may or may not be employees of the Company, any Member, or any Affiliate thereof. Any officers so appointed shall have such authority and perform such duties as the Managers may, from time to time, expressly delegate to them in writing and the officers so appointed shall serve at the pleasure of the Managers.

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(h)          To the extent permissible in connection with the Loan, to borrow money for the Company from banks, other lending institutions, Managers, Members, or Affiliates of the Managers or Members on such terms as the Managers deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers or by agents or employees of the Company expressly authorized by the Managers to contract such debts or incur such liability by the Managers.

(i)          To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business, to the extent such acts are not reserved unto the Members pursuant to Section 7.07 of this Agreement.

Unless authorized to do so by this Operating Agreement or by the Managers, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniary for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers or Members to act as an agent of the Company in accordance with the previous sentence.

5.04        Management Committee.

(a)          The Managers and Members hereby establish a management committee (the “Management Committee”) for the Company for the purpose of the Managers considering and approving actions pursuant to Section 5.03. The Management Committee shall consist of four (4) individuals appointed to act as “representatives” of the Manager and Member that appointed him or her (the “Representatives”) as follows: (i) BR Member shall be entitled to designate two (2) Representatives to represent the BR Member as Manager and Member; and (ii) Catalyst Member shall be entitled to designate two (2) Representatives to represent the Catalyst Member as Manager and Member. The initial members of the Management Committee are set forth on Exhibit A.

(b)          Each Representative as a member of the Management Committee, subject to this Section 5.04(b), shall hold office until death, resignation or removal at the pleasure of the Managers and Member that appointed him or her. If a vacancy occurs on the Management Committee, the Manager with the right to appoint and remove such vacating Representative shall appoint his or her successor. A Manager shall lose its right to have its Representatives vote on any item as of the date on which such Manager ceases to be a Manager, including by means of removal under Section 5.09, or as otherwise provided in this Agreement. If the BR Member transfers all or a portion of its membership interest to a transferee permitted by Section 12.02(a), such transferee shall automatically, and without any further action or authorization by any Manager or Member, succeed to the rights and powers of the BR Member under this Section 5.04 as may be agreed to between the BR Member which is transferring the membership interest, on the one hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the BR Member was theretofore entitled to appoint pursuant to this Section 5.04. If the Catalyst Member transfers all or a portion of its membership interest to a transferee permitted pursuant to Section 12.02(b), such permitted transferee shall automatically, and without any further action or authorization by any Manager or Member, succeed to the rights and powers of the Catalyst Member under this Section 5.04 as may be agreed to between the Catalyst Member which is transferring the membership interest, on the one hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the Catalyst Member was theretofore entitled to appoint pursuant to this Section 5.04.

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(c)          The Management Committee shall meet at least once every quarter (unless waived by mutual agreement of the Managers) and as otherwise required. The only Representatives required to constitute a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by BR Member and one (1) Representative appointed by Catalyst Member; provided, however, if any Representative fails to attend any meeting and as a result thereof the Company is unable to obtain a quorum, and thereafter such Representative fails to agree to reschedule and attend any such meeting within 15 days after receipt of written notice that the Company was unable to obtain a quorum (the “Absent Representative”), then a quorum can be obtained without the attendance of a Representative of the Member who selected the Absent Representative.

(d)          Each of the two (2) Representatives appointed by BR Member shall be entitled to cast two (2) votes on any matter that comes before the Management Committee and each of the Representatives appointed by Catalyst Member shall be entitled to cast one (1) vote on any matter that comes before the Management Committee. Approval by the Management Committee of any matter (other than matters which are Major Decisions under Section 7.07 or which may be made unilaterally by a Member, but only as expressly set forth in this Agreement) shall require the affirmative vote of at least a majority of the votes of the Representatives then in office voting at a duly held meeting of the Management Committee.

(e)          Any meeting of the Management Committee may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 5.04(e) shall constitute presence in person at such meeting.

(f)          Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by Representatives having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Representatives entitled to vote thereon were present and voted. All consents shall be filed with the minutes of the proceedings of the Management Committee.

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5.05         Limitation of Liability. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company. Each Manager shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act. No Manager shall be liable to the Company or to any Member for good faith negligence or for honest mistakes of judgment or losses or liabilities due to such good faith mistakes or due to the negligence, dishonesty, unlawful acts or bad faith of any employee, broker or other agent, accountant, attorney, other professional or person employed by the Company provided that such person was selected, engaged, retained and supervised by such Manager with reasonable care. No Manager shall have any liability to the Company or to any Member for any loss suffered by the Company which arises out of any action or inaction of such Manager if, prior thereto, such Manager, in good faith, determined that such course of conduct was in, and not opposed to, the best interests of the Company and such course of conduct did not constitute willful misconduct or a material breach of this Agreement or gross negligence. It is the express intention of the parties that the Managers’ standard of care be limited to acting in a manner reasonably believed by them in good faith to be in accordance with their authority under this Agreement, that the Managers’ obligations be limited to those expressly provided in this Agreement, and that any duties of loyalty or care and any and all other fiduciary duties arising at law or in equity, if any, are hereby strictly limited to accord with the provisions of this Section 5.05 and to the performance by the Managers of their express obligations under this Agreement, and any broader duty is hereby waived by the other Members.

5.06         Managers Have No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his or its sole and exclusive function and he or it (or any Manager) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.07         Bank Accounts. The Management Committee may from time to time open bank accounts, brokerage accounts and other accounts in the name of the Company, and the Managers shall be the sole signatories thereon, unless the Management Committee determines otherwise.

5.08         Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager shall also constitute the resignation of such Manager’s Representatives on the Management Committee. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

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5.09         Removal of Managers. At a meeting called expressly for that purpose, a Manager may be removed, by the affirmative vote of all Members (excluding the Membership Interests of BR Member or its permitted transferee in the event BR Member or its permitted transferee is the subject of such removal vote and excluding the Membership Interests of Catalyst Member or its permitted transferee in the event Catalyst Member or its permitted transferee is the subject of such removal vote), only in the event of any of the following (each a “Removal Action”): (a) a material breach of this Agreement on the part of such Manager or its Affiliated Member, which breach shall continue uncured for thirty (30) calendar days after the giving of written notice thereof to such Manager specifying the nature of such breach; (b) a Default Action by a Member (or an Affiliate of such Member) affiliated with such Manager; (c) gross negligence or willful misconduct on the part of such Manager, its affiliated Member or any of their Affiliates (including any Affiliated developer or property manager); provided, however, with regard to such acts by Affiliates, only to the extent such acts result in a material adverse effect on the Property or the Company; or (d) in the case of a Manager designated by the Catalyst Member, the termination of the Development Agreement as a result of an event of default by the Developer thereunder.

The removal of a Manager as a result of a Removal Action shall also constitute the removal of such Manager’s Representatives on the Management Committee. The removal of a Manager who is also a Member shall not affect the Managers’ rights as a Member and shall not constitute a withdrawal of a Member. However, if the Catalyst Member is removed as Manager pursuant to clause (b) of the preceding paragraph as a result of the occurrence of an event described in either subsection (2) or subsection (3) of the definition of a Default Action, (x) the BR Member shall have the right to cause the Company and the Borrower to terminate the Developer under the Development Agreement and (y) if such removal occurs before Project Stabilization, the Catalyst Member will no longer be entitled to receive any portion of the ‘promote’ otherwise payable to it under the Section 9.01 (i.e., the 30.56% share payable under Section 9.01(g) or the 38.89% share payable under Section 9.01(h)), but rather will only be entitled to distributions to it under Sections 9.01(g) or (h) based on its Ownership Percentage.

In any instance where the Catalyst Member is removed as Manager and/or the Developer is removed as developer under the Development Agreement, regardless of the cause of such removal, the BR Member shall cause the Catalyst Member and/or any Affiliate that executed a guaranty to be released in full from any Loan Guaranty; provided, that, if the BR Member is unable to obtain such release despite its commercially reasonable efforts to do so, the BR Member (and certain Affiliates reasonably acceptable to the Catalyst Member) shall be obligated to indemnify and hold harmless the Catalyst Member and/or any Affiliate (each, a “Catalyst Indemnified Party”) pursuant to an indemnification agreement in form and substance reasonably satisfactory to the Catalyst Indemnified Parties, without prejudice to any other indemnification right under Section 15, for any amount paid by the Catalyst Indemnified Parties under such Loan Guaranty or other guaranty or indemnity agreement and actual losses and expenses (including reasonable attorney’s fees and costs) incurred by the Catalyst Indemnified Parties in defending against a claim for performance under such Loan Guaranty or other guaranty or indemnity agreement, except to the extent (i) the Catalyst Indemnified Parties are separately obligated to the Company or the BR Member, without right of reimbursement, under a written agreement for the amount sought to be recovered under such Loan Guaranty or indemnity agreement or (ii) the amount sought to be recovered would never be collectible from, or claimed against, the Company but for the fraud, willful misconduct, gross negligence or willful misappropriation of funds by the Catalyst Indemnified Parties; provided, however, that the BR Member and its Affiliates shall not be obligated to indemnify the Catalyst Indemnified Parties if, with respect to any action taken by the BR Member after the date of removal, the Catalyst Member has expressly approved of or consented to the action taken by BR Member in writing within two (2) business days following the receipt of written notice from BR Member that BR Member intends to take such action (and if the Catalyst Member has not affirmatively responded to BR Member by the end of such two (2) business day period, the Catalyst Member shall be deemed to have expressly disagreed with the action).

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5.10       Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of all Members (excluding the Membership Interests of BR Member or its permitted transferee to the extent the vacancy results from BR Member or its permitted transferee being removed as Manager and excluding the Membership Interests of Catalyst Member or its permitted transferee to the extent the vacancy results from Catalyst Member or its permitted transferee being removed as Manager). A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal.

5.11       Salaries. The salaries and other compensation of the Managers shall be fixed from time to time by an affirmative vote of all the Members, and no Manager shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

5.12       Development and Development Fee.

5.12.1	Development Agreement. The Borrower and Developer shall enter into a Development Agreement in the form attached as Exhibit D hereto and by this reference made a part hereof to govern the rights and responsibilities of the parties, including a Development Fee payable to Developer as described below. Developer will cause the Project to be constructed in a first class manner in accordance with the Plans and the Total Project Budget (including reasonable change orders within the scope of authority provided by Lender) as mutually agreed upon by Developer and BR Member. The Developer shall be responsible to obtain from the Project’s design professional certified documentation at Project completion that the Project has been built in accordance with the approved Plans.

5.12.2	General Contractor. Developer shall be responsible for arranging with Summit Contracting Group, Inc. or another arms-length, third-party general contractor a guaranteed maximum price contract for construction of the Project (the “GMP Contract”) for execution and approval by the Borrower; provided, that, (x) the pricing terms set forth in the GMP Contract must comply with the Total Project Budget and (y) the BR Member's approval of the GMP Contract is required.

5.12.3	Development Fee. Under and subject to the Development Agreement, Developer will be entitled to earn a Development Fee equal to three percent (3%) of the Total Project Budget (exclusive of the Development Fee). The Development Fee shall compensate Developer for all development management and project management services (including financial reporting) required to complete the Project, through and including issuance of final certificates of occupancy for all buildings and apartments. To the extent permitted by the Lender, the Development Fee shall be paid in 18 equal monthly installments, to commence upon execution of the GMP Contract, from draws against the Loan.

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5.12.4	Development Information. During the construction process, Developer will provide to Borrower, Company and BR Member copies of all Loan-related and draw-related information, including but not limited to monthly copies of the construction draws, construction draws top sheets with budget-versus-actual information to Borrower, Company and BR Member, plus full physical access to the Property and all documentation in connection with the development and construction of the Project.

5.12.5	Developer Contribution. Without limitation, and for no additional charge or credit to the Catalyst Member’s Capital Account, Catalyst Member shall cause Developer to contribute to the Borrower all of (a) Developer’s ownership and contract rights in and to the subject lands and/or purchase agreements (including but not limited to Developer’s Affiliate’s rights to acquire the Property in accordance with the Purchase Agreement (as defined in the Cost-Sharing Agreement) (the “Land Contract”), (b) all design and construction plans for the Project (at Developer’s actual cost, free and clear of all liabilities), (c) all other tangible and intangible rights associated with the Project and (d) all other items appurtenant to the development of the Project (collectively, the “Developer Rights”).

5.12.6	BR Member’s Owner Representative. The BR Member will be entitled to staff the Project, at the expense of the Co-Tenants, with an owner’s representative throughout the construction period to oversee, supervise and assist the Developer in the administration of the Project as needed by the Developer. The reasonable cost of the owner’s representative, which shall not exceed $50,000, will be capitalized into the Total Project Budget and paid from the construction draws to the extent approved by Lender (or, to the extent not so paid, added to the Capital Account of the BR Member and set off on a dollar for dollar basis amounts owed for the owner’s representative).

5.12.7	Warranties. Catalyst Member shall cause the Developer to use commercially reasonable efforts to cause the general contractor to warrant to the Borrower and the Company the construction of the Project for twelve (12) months after the Certificate of Occupancy is received for the Project such that the general contractor must promptly correct and repair, at its sole cost and expense, all defects discovered during such period. The Company may assign such warranty and any subcontractor warranties to any third party who purchases the Project from the Borrower during such period.

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5.13       Investment Banking Fee. At the Closing of the acquisition of the Property, the BR Member or its designee shall earn an investment banking fee equal to one percent (1%) of the Total Project Budget (exclusive of the Development Fee and this investment banking fee). In lieu of the Company paying the investment banking fee to the BR Member in cash, the BR Member shall be entitled to offset a portion of its Initial Capital Contribution by the amount of the investment banking fee.

5.14       Total Project Budget and Operating Budget.

5.14.1	Total Project Budget. The Members have attached the current agreed form of Total Project Budget to this Agreement as Exhibit C. For the avoidance of doubt, in connection with the signing of the GMP Contract, the Members anticipate that they will amend Exhibit C by attaching a revised Total Project Budget that has been mutually approved by the Members and the Lender. Subject to the approval of the final Total Project Budget by the Members and the Lender, the Members hereby authorize Developer to construct the Project in accordance with the Total Project Budget, with such modifications as may be agreed to by the Members pursuant to Section 7.07.

5.14.2	Operating Budget. Other than with respect to the construction of the Project, the Company shall cause the Co-Tenants to operate the Project under a business plan and an annual operating budget (each, an “Operating Budget”) commencing for the 12-month period beginning as of the date of issuance of a temporary certificate of occupancy for the Project. The Catalyst Member as Manager shall deliver to the Members for approval the initial proposed Operating Budget, and also by November 1st for each following calendar. After the Operating Budget has been approved, the Catalyst Member shall administratively implement it on behalf of Company and the other Co-Tenants and may incur the expenditures and obligations therein provided. No material changes or departures from any item in an approved Operating Budget shall be made by the Catalyst Member without the prior approval of the BR Member. If an Operating Budget has not been approved by January 1st of any subsequent year, the Company and the other Co-Tenants shall continue to operate the Project under the Operating Budget for the previous year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth in the previous Operating Budget and positive or negative adjustments in insurance costs, taxes, utility costs and Debt Service payments. The Catalyst Member shall promptly advise and inform the BR Member of any transaction, notice, event or proposal directly relating to the management and operation of the Project, other assets of the Company or Borrower or the Company or the Borrower which does or is likely to significantly affect, either adversely or favorably, the Project, other assets of the Company or Borrower or is expected to cause a material deviation from the Operating Budget.

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5.15       Management Company. The Managers shall agree upon and cause the Borrower to enter into a management agreement (the “Management Agreement”) with a management company mutually agreed upon by the Members (“Management Company”) to manage, lease-up and operate the Property pursuant to the Management Agreement. The Management Agreement shall require that Management Company operate the Project in a first class manner, and in accordance with the standards and conditions for the type, style, class, use and location of the Property, consistent with the Property’s Operating Budget. The Borrower shall pay Management Company a management fee in the amount of no more than three percent (3%) of annual gross cash revenues (except during the lease up phase), payable monthly.

5.16       Operation in Accordance with REOC/REIT Requirements.

5.16.1	The Members acknowledge that BR Member or one or more of its Affiliates (an “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable BR Member and such BR Affiliate to so qualify; provided, however, in no event shall the foregoing require any loss of voting or decision rights to the Catalyst Member or result in any adverse effect on the economic rights of the Catalyst Member. Except as disclosed to BR Member, Catalyst Member (a) shall not fund any Capital Contribution with the ‘plan assets’ of any ‘employee benefit plan’ within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any ‘plan’ as defined by Section 4975 of the Internal Revenue Code of 1986, as amended.

5.16.2	Except for the Property, neither the Company nor its Subsidiaries shall hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514, unless specifically agreed to by the Members in writing. No Manager or Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence and not related to the Property.

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5.16.3	The Company (and any direct or indirect Subsidiary of the Company) may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, none of the Company, any direct or indirect Subsidiary of the Company, nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect Subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

5.16.3.1	Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

5.16.3.2	Leasing, as a lessor, personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

5.16.3.3	Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a Subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

5.16.3.4	Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

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5.16.3.5	Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

5.16.3.6	Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

5.16.3.7	Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account;

5.16.3.8	Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; provided, that such restriction shall not affect, restrict or be deemed to modify (i) either Member’s right to exercise its buy-sell rights under Section 12.06; or (ii) Catalyst’s rights pursuant to Section 6.05(c) or 12.09; or

5.16.3.9	Failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year.

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5.16.4	Notwithstanding the foregoing provisions of Section 5.16.3, the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 5.16.4. For purposes of this Section 5.16.4, “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in Sections 5.16.3(1) through (9).

5.17         FCPA. In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature. The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party. Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

ARTICLE 6.

RIGHTS AND OBLIGATIONS OF MEMBERS

6.01         Limitation on Liability. Each Members’ liability shall be limited as set forth in this Operating Agreement, the Act and other applicable law.

6.02         No Liability for Company Obligations. No Member will have any personal liability for any debts or losses of the Company beyond its respective Capital Contributions, except as provided by law or otherwise provided by separate agreement among the Members.

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6.03       List of Members. Upon written request of any Member, the Company shall provide a list showing the names, addresses and Membership Interest and Economic Interest of all Members and any other information required by Section 18-305 of the Act and maintained pursuant to Section 11.02.

6.04       Dissenters’ Rights. No Member shall have appraisal or dissenters’ rights pursuant to Section 18-210 of the Act.

6.05       Financing and Recourse Obligations; Refinancing.

(a)          The Catalyst Member will use commercially reasonable efforts to secure a Loan from a Lender, which Loan shall be in an amount no less than 70% (and may be up to 75%) of total development costs as set forth on the Total Project Budget subject to market terms and conditions, with Borrower serving as the borrower; provided however, any “transfer” restrictions therein shall be at the sole but reasonable discretion of the BR Member. In the event that the Catalyst Member fails to secure a Loan within six (6) months after the date hereof, then, subject to Section 7.07, the BR Member shall have the right to secure a Loan on behalf of the Borrower.

(b)          If required in connection with the Loan, the Catalyst Member and/or an affiliate of the Catalyst Member acceptable to Lender in its sole discretion shall be obligated to provide, or cause its Affiliate to provide (subject to the requirements of the applicable Lender), any required guaranty or indemnity, including, without limitation, any project completion and repayment guaranties (each, a “Recourse Guaranty”) and any “bad boy” non-recourse carveout guaranty and/or any environmental indemnification agreement (each a “Non-Recourse Carveout Guaranty”); provided, however, the terms and conditions of such guaranty or indemnity shall be subject to the approval of the Catalyst Member in its sole and absolute discretion (each, as the same may be amended or restated from time to time, a “Loan Guaranty”). The BR Member, in its sole and absolute discretion may, if it elects to do so, provide or cause one of its Affiliates to provide, a Non-Recourse Carveout Guaranty on terms and conditions satisfactory to BR Member in its sole discretion. Neither BR Member nor any Affiliate of BR Member shall be required to execute a Recourse Guaranty or Non-Recourse Carveout Guaranty.

(c)          Notwithstanding anything contained in this Agreement to the contrary, the Catalyst Member, for so long as the Catalyst Member or its Affiliate has any outstanding Loan Guaranty, may unilaterally in the first instance make a call upon the Members for Additional Capital Contributions to fund on a timely basis (other for than Hard Cost Overruns or Soft Cost Overruns, or for any such portions of the capital that the Brown Co-Tenants would be obligated to fund under the TIC Agreement, or for amounts equivalent to Section 8.04(a) Advances) any Debt Service Shortfall or other payment which if unpaid would constitute a payment default on any such guaranty or under the Loan (a “Protection Payment”). Furthermore, if there is an imminent payment default under the Loan and the Catalyst Member has not initiated the capital call noted above, then the BR Member may do so to the same extent necessary to raise the necessary capital to make a Protection Payment.

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In the event that either Member elects to make such capital call for a Protection Payment, it shall cause the Company to cause the Borrower to issue a Cash Call Notice (as that term is defined in the TIC Agreement) to the Co-Tenants, and they shall each have fourteen (14) days to fund their respective shares of the required capital; namely, the Brown Co-Tenants shall be obligated to fund ten percent (10%) as Additional Cash Contributions pursuant to the TIC Agreement, and the Company shall be required to fund the other ninety percent (90%) (all of which shall be funded by the BR Member as an Additional Capital Contribution pursuant to this Agreement). Notwithstanding the foregoing, if the Brown Co-Tenants do not timely fund their 10% share, then the Company shall be required to fund the full one hundred percent (100%) of the amount required pursuant to the Cash Call Notice (of which 90% shall be funded by the BR Member and 10% shall be funded by the Catalyst Member as an Additional Capital Contribution pursuant to this Agreement).

If either the BR Member, on the one hand, or both the Brown Co-Tenants and the Catalyst Member, on the other hand, fails or refuses to timely contribute its above share of such call for Additional Capital Contributions for a Protection Payment, then the Member initiating the capital call, as the sole remedy against the other Member, shall have the right to unilaterally cause the Borrower, but only so long as and only to the extent necessary to prevent or cure such default under a Loan Guaranty, to (1) refinance the Loan on commercially reasonable terms, (2) obtain commercially reasonable supplemental loans secured by assets of the Borrower, (3) enter into negotiations with the Lender to restructure the Loan and modify the terms of the Loan on commercially reasonable terms, (4) sell the Project, (5) exercise the Buy/Sell under Section 12.06 (notwithstanding any “lockout” period in Section 12.06) or (6) in the case of the Catalyst Member, initiate its Put Right. For avoidance of doubt, failure to fund such call for Additional Capital Contributions shall not give rise to Shortfall funding rights or treatment under Section 8.04(e) to the extent one Member, but not the other, funds.

(d)          The Catalyst Member shall have the unilateral right to cause the Borrower to refinance the Loan with Standard Market Financing at any time; provided, however:

(A)       (i) before closing the new refinancing loan the Catalyst Member must provide the terms of such proposed new loan to the BR Member (including without limitation a copy of a fully negotiated term sheet or similar evidence of the terms of the proposed Standard Market Financing), (ii) the BR Member shall have sixty (60) days from the date it receives the terms of such new proposed loan from the Catalyst Member within which to obtain a loan proposal with the same or better economic terms than those obtained by the Catalyst Member (without requirement for any guaranty or indemnity agreement by the Catalyst Member or any of its Affiliates, except as may have been included in the Standard Market Financing proposal provided by the Catalyst Member), (iii) if the BR Member is able to obtain better loan terms than those obtained by the Catalyst Member, the Company and the Members shall take any and all actions necessary to cause the Borrower to close the new loan proposed by the BR Member and (iv) if the BR Member is unable to obtain better loan terms, the Company and the Members shall take any and all actions necessary to cause the Borrower to close the Standard Market Financing obtained by the Catalyst Member; and

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(B) in no event shall any such refinancing loan under this Section 6.05(d), (i) include any prepayment lock-outs (but this provision does not prohibit breakage costs for loans based on LIBOR or other matched-funding arrangements or prepayment premiums not based on yield maintenance), (ii) provide for a principal amount in excess of the then-current principal amount of the Loan (except for an increase in principal to pay transactional costs for closing of the refinancing), (iii) provide for additional interest or similar payments to the lender based on cash flow or profits of the Company or capital proceeds realized by the Company, (iv) except for a standard CMBS financing transaction, be pooled (including as to collateralized or defaults) with any property not owned by the Company or (v) require the BR Member or its Affiliates to take on any guaranty obligations beyond that which it had in connection with the Loan.

Notwithstanding the foregoing, if the Catalyst Member has not prior to 120 days before maturity of the Loan put forth a Standard Market Financing proposal to refinance the Loan, then the BR Member may proceed to refinance it on commercially reasonable terms so long as such refinancing meets the same requirements and limitations in subsection (B) above and such financing does not require any guaranty or indemnity agreement by the Catalyst Member or any of its Affiliates beyond a Non-Recourse Carveout Guaranty of substantially similar scope to that signed by the BR Member or its Affiliates.

6.06       Default. If any Member or its Affiliate commits any Default Action (as defined below), then, provided the other Member and/or its Affiliate is not in material breach or default hereunder and has not otherwise committed a Default Action, in addition to the rights available under this Agreement (including but not limited to Section 5.09) and any other legal or equitable remedy available to the non-breaching Member, the non-breaching Member shall be entitled to recover its actual damages, including reasonable attorney’s fees (but specifically excluding special, consequential, punitive or exemplary damages) sustained by the non-breaching Member as a result of such Default Action. The following actions are collectively referred to as “Default Actions”: (1) Bankruptcy of a Member, (2) willful misconduct or gross negligence, (3) willful misappropriation of Company or Borrower funds, (4) the transfer of a Membership Interest in violation of this Agreement (5) any action or omission that, to the extent caused solely by a Member’s actions or omissions, results in Lender asserting liability under a Non-Recourse Carveout Guaranty (but expressly excluding therefrom, any liquidity based non-recourse carveout), (6) withdrawal of a Member in violation of the Agreement; (7) solely with respect to the Catalyst Member, the Bankruptcy of Developer or any Affiliate of Catalyst that has provided a Loan Guaranty, but only to the extent that the Bankruptcy by a Catalyst Affiliate triggers a default under the terms of the applicable Loan and (8) solely with respect to the BR Member, the Bankruptcy of Bluerock Residential Growth REIT, Inc. following the date that it first acquires a direct or indirect common interest in the Company or the Project; provided, that the non-defaulting Member shall provide notice to the defaulting Member of the occurrence of any Default Action under clauses (1), (4), (5), (6), (7) or (8) and the defaulting Member shall have thirty (30) days from the receipt of such notice to cure such Default Action; provided, however, that if more than thirty (30) days is reasonably required to cure such Default Action and if the defaulting Member has commenced to cure within the original thirty (30) day cure period and diligently continues to cure such default, then the defaulting Member shall receive such additional time as is reasonably necessary to cure the Default Action (not to exceed an additional thirty (30) days).

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ARTICLE 7.

MEETINGS OF MEMBERS

7.01       Meetings. Meetings of the Members, for any purpose or purposes, may be called by the Managers or any Member.

7.02       Place of Meetings. The Persons calling any meeting may designate any place in Atlanta, Georgia as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company in the State of Georgia.

7.03       Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) nor more than five (5) days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or Person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. Notice provided in accordance with this Section shall be effective notwithstanding anything in the Act to the contrary.

7.04       Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Georgia, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

7.05       Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which such distribution is made, as the case may be, shall be the record date for such determination of Members unless the Managers shall otherwise specify another record date. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.06       Quorum. All of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members.

7.07       Manner of Acting. The affirmative consent of both the BR Member and the Catalyst Member shall be required to approve these actions (each, a “Major Decision”):

(a)          do any act in contravention of, or amend the Company’s Certificate of Formation or this Operating Agreement;

(b)          do any act not specifically authorized herein which would make it impossible or impractical to own or develop the Project or to otherwise carry on the ordinary business of the Company or the Borrower;

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(c)          possess any property of the Company or assign the rights of the Company in any specific property of the Company for other than a Company purpose;

(d)          change or reorganize the Company into any other legal form or to cause any merger of the Company with another entity;

(e)          commence, or respond to, or settle any litigation involving the Company, the Borrower or the Property;

(f)          filing or initiating a Company or Borrower Bankruptcy;

(g)          permit or cause the Company or the Borrower to purchase or invest in real property other than its co-tenancy interest in the Project;

(h)          make loans using funds of the Company;

(i)          except as expressly provided in Section 12.02, the admission of additional Members to the Company;

(j)          take any action which would cause a default under the Loan or reasonably be expected to otherwise expose the Catalyst Member, BR Member or any Affiliate thereof to liability under any Loan Guaranty;

(k)          enter into any transaction with a Member and/or any Affiliate thereof (except as expressly authorized herein);

(l)           adoption of or modifications to the preliminary drawings or the final bid set of construction drawings and specifications for the Project (collectively, such plans, drawings and specifications, as they may be modified in accordance with this Agreement, are referred to as the “Plans”); and any changes to the final Plans, including, without limitation, any Discretionary Changes (as hereinafter defined); except for (i) government-mandated changes, (ii) supplemental instructions and clarifications issued by the Project architect, (iii) changes required by a Lender, and (iv) changes deemed appropriate by the Catalyst Member that individually do not increase or decrease Hard Costs by more than $75,000 and, when taken together with all other change orders that are not either approved by the Members or required by governmental authorities or a Lender, do not increase or decrease Hard Costs, on a net basis, by more than $200,000 in the aggregate; provided, however, that no such changes described in this clause (iv) shall be inconsistent with the Total Project Budget;

(m)         approve any modifications to the Total Project Budget;

(n)          make any expenditure or incur any obligation that varies from the Total Project Budget or Operating Budget, as applicable;

(o)          approve any general contractor or co-developer for the Property, or any agreement with such Person, except (i) as provided in Section 5.12 or (ii) for the engagement of a replacement developer if the Catalyst Member is removed as a Manager under Section 5.09;

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(p)          incur any indebtedness for borrowed money or grant a security interest in the Company’s or Borrower’s property;

(q)          enter into any one or more agreements or contractual commitments, on behalf of the Company or the Borrower obligating the Company or Borrower, as applicable, to make expenditures exceeding, in the aggregate for any one year, $30,000 (except as expressly authorized herein);

(r)           approve any Operating Budget or make any modifications thereto;

(s)          subject to Sections 6.05(c), 6.05(d), 12.06 and 12.09, any sale, refinance or other capital transaction with regard to the Project;

(t)          in the event of a fire, other casualty or partial condemnation of the Property, a determination whether to construct or reconstruct improvements located in the Property, where such construction or reconstruction would cost in excess of One Hundred Thousand Dollars ($100,000) and is not required under the terms and provisions of any lease, mortgage or deed of trust affecting the damaged or condemned portion of the Property in question;

(u)          any material changes to the Company’s or Borrower’s business plan, including without limitation changes with regard to leasing strategy and rental rates;

(v)         hiring or terminating any property manager and the entry into any related property management agreement for the Property; and

(w)        making any decisions or elections under the Trust Agreement or TIC Agreement.

Notwithstanding anything contained herein to the contrary, the items listed in subsections (p) through (w) above shall cease to be Major Decisions and shall only require the approval of the BR Member, after soliciting the viewpoint of the Catalyst Member, from and after the date that the Termination Conditions (as hereinafter defined) have been satisfied. As used herein, “Termination Conditions” shall mean (i) at least thirty (30) months have lapsed from the date of this Agreement, and (ii) the Catalyst Member and/or any Affiliate have been or, upon consummation of the proposed Major Decision, will be released in full from any Loan Guaranty.

7.08         Proxies. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such written proxy shall be delivered to the Company.

7.09         Action by Members Without a Meeting. Action required or permitted to be taken by the Members at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all of the Members. Action take under this Section is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

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7.10       Waiver of Notice. Pursuant to Section 18-302(c) of the Act, when any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

7.11       Meeting by Telephone; Action by Consent. Pursuant to Section 18-302(d) of the Act, Members may also meet by conference telephone call if all Members can hear one another on such call and the requisite notice is given or waived.

ARTICLE 8.

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.01       Members’ Initial Capital Contributions. Each Member shall be obligated to contribute such amount as is set forth in Exhibit “A” hereto as its share of the Initial Capital Contribution. The Members shall make their entire Initial Capital Contribution on the date hereof. In addition to the Members’ Initial Capital Contributions, Exhibit A for informational purposes only reflects the initial capital contributions into the Borrower that will be required from and simultaneously made by the Brown Co-Tenants. Notwithstanding the foregoing, the Members agree that all Pursuit Costs (as such term is defined in the Cost-Sharing Agreement) previously incurred by a Member or its Affiliate either (i) shall be deemed an Initial Capital Contribution of such Member and reduce the amount otherwise to be contributed by it to the Company or (ii) shall be refunded to such Member by the Borrower such that each of the Co-Tenants bears its pro rata share of such amount.

8.02       Additional Contributions. Except as set this Article 8, no Member shall be required to make any Capital Contributions to the Company.

8.03       Loans to Company. To the extent approved by the Managers and Members pursuant to Section 7.07, any Member may make a secured or unsecured loan to the Company or the Borrower.

8.04       Mandatory Additional Capital Contributions; Cost Savings.

(a)          Non-Development Cost Overruns. Except as separately addressed in Section 8.04(b) for Hard Cost Overruns and Soft Cost Overruns, in the event the Borrower is reasonably expected to incur a Non-Development Cost Overrun not solely caused by the Catalyst Member, the BR Member or their respective Affiliates and is expected to result in the Borrower having an imminent cash deficit, and such funds are not obtained pursuant to Section 8.03 above or pursuant to the TIC Agreement, the Catalyst Member as Manager shall in the first instance determine the amount of required funds (but if it fails to timely do so, the BR Member as Manager may do so), shall notify the Management Committee of same and shall recommend that the Management Committee make a capital call for such funds pursuant to this Section 8.04(a).

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Upon the receipt of such recommendation, the Management Committee shall evaluate it in good faith and determine whether such capital call is reasonably required under the circumstances. In the event that the Management Committee elects to make such capital call, it shall cause the Company to cause the Borrower to issue a Cash Call Notice (as that term is defined in the TIC Agreement) to the Co-Tenants, and they shall each have fourteen (14) days to fund their respective shares of the required capital; namely, the Brown Co-Tenants shall be obligated to fund ten percent (10%) as Additional Cash Contributions pursuant to the TIC Agreement, and the Company shall be required to fund the other ninety percent (90%) (all of which shall be funded by the BR Member as an Additional Capital Contribution pursuant to this Agreement). Notwithstanding the foregoing, if the Brown Co-Tenants do not timely fund their 10% share, then the Company shall be required to fund the full one hundred percent (100%) of the amount required pursuant to the Cash Call Notice (of which 90% shall be funded by the BR Member and 10% shall be funded by the Catalyst Member as an Additional Capital Contribution pursuant to this Agreement). These fundings will, in turn, be contributed to the Borrower as Additional Cash Contributions (as that term is defined and used in the TIC Agreement) and then returned by the Borrower back to the Company on a fourth priority basis, in accordance with the provisions of the TIC Agreement.

Notwithstanding the foregoing: (i) the Catalyst Member must on its own account solely fund into the Company any Non-Development Cost Overrun caused by, or any other additional capital required by the Company because of, a Default Action of the Catalyst Member or its Affiliates (a “Catalyst Section 8.04(a) Advance”) (to be paid back as provided in Section 9.01(f) below, but without any interest or return thereon); and (ii) the BR Member must on its own account solely pay over to the Company any Non-Development Cost Overrun caused by, or any other additional capital required by the Company because of, a Default Action of the BR Member or its Affiliates (a “BR Section 8.04(a) Advance” and, generically with the Catalyst Section 8.04(a) Advance, the “Section 8.04(a) Advance”) (to be paid back as provided in Section 9.01(f) below, but without any interest or return thereon).

(b)          Hard Cost Overruns and Soft Cost Overruns. In the event the Borrower is reasonably expected to incur a Hard Cost Overrun or Soft Cost Overrun, the Catalyst Member shall determine the amount of required funds to keep the Loan “in balance,” and shall promptly notify the Management Committee of same and recommend that the Management Committee make a capital call for such funds pursuant to this Section 8.04(b). Upon the receipt of the recommendation of the Catalyst Member, the Management Committee shall evaluate it in good faith and determine whether such capital call is reasonably required under the circumstances. In the event that the Management Committee elects to make such capital call, it shall cause the Company to cause the Borrower to issue a Cash Call Notice (as that term is defined in the TIC Agreement) to the Co-Tenants, and they shall each have fourteen (14) days to fund their respective shares of the required capital; namely, the Brown Co-Tenants shall be obligated to fund ten percent (10%) as Additional Cash Contributions pursuant to the TIC Agreement, and the Company shall be required to fund the other ninety percent (90%) (of which 55.56% shall be funded by the BR Member and 44.44% shall be funded by the Catalyst Member as an Additional Capital Contribution pursuant to this Agreement). Notwithstanding the foregoing, if the Brown Co-Tenants do not timely fund their 10% share, then the Company shall be required to fund the full one hundred percent (100%) of the amount required pursuant to the Cash Call Notice (of which 50% shall be funded by the BR Member and 50% shall be funded by the Catalyst Member as an Additional Capital Contribution pursuant to this Agreement).

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(c)          In the event a Member fails (as applicable, the “Defaulting Member”) to make all the Additional Capital Contributions required above, or its Section 8.04(a) Advances, by the due date (the “Contribution Default Date”), the non-Defaulting Member(s) may (but shall not be obligated to) contribute the unpaid portion that the Defaulting Member was obligated to fund (the “Shortfall”). If there is more than one non-Defaulting Member desiring to contribute the Shortfall on behalf of a Defaulting Member, then such non-Defaulting Members shall be entitled to do so in such amounts as they may agree among each other, or, in the absence of such agreement, in proportion to their respective Ownership Percentages. For the avoidance of doubt, it is the intent of the Members that any such Shortfall will, in turn, be contributed to the Borrower and that the Borrower will then return such Shortfall to the Company on a priority basis, in accordance with the provisions of the TIC Agreement.

(d)          Cost Savings. With the approval of the Lender, the Catalyst Member may reallocate Cost Savings within Hard Costs or Soft Costs to other line items within either such category of the Total Project Budget (including the contingency for Hard Costs or Soft Costs) in order to pay for Hard Cost Overruns before having to make a capital call to pay for such Hard Cost Overruns or to pay for Soft Cost Overruns before having to make a capital call to pay for such Soft Cost Overruns. The Catalyst Member shall provide to the BR Member, on a monthly basis, a list of any proposed Cost Savings to be reallocated to another line item of the Total Project Budget, identifying the line item from which the Cost Savings originated and the line item to which the Cost Savings were reallocated if approved by the Lender. In the event Lender approves a construction draw on the Loan to pay the aggregate Cost Savings to Borrower, then in such event the Catalyst Member shall be entitled to 100% of the proceeds derived from such funding draw on the Loan.

(e)          Failure to Make Section 8.04(a) Advances or Fund Cost Overruns. Notwithstanding anything contained herein to the contrary, and in addition to any other rights available under this Agreement, if a non-Defaulting Member contributes a Shortfall amount on behalf of a Defaulting Member in connection with the failure to make Additional Capital Contributions required to fund Hard Cost Overruns or Soft Cost Overruns or Section 8.04(a) Advances, then the non-Defaulting Member shall be credited with Additional Capital Contributions at a 3:1 ratio for each such dollar of Shortfall/Additional Capital Contribution so made on behalf of the Defaulting Member. For example, if the Brown Co-Tenants fail to fund their share of a Hard Cost Overrun and the Catalyst Member fails on their behalf to do so as required under Section 8.04(b), the BR Member shall have the right but not the obligation to fund such amount to the Company as an Additional Capital Contribution and, to the extent that it does, shall be credited at a 3:1 ratio (meaning, for every $100,000 of Additional Capital Contribution made by the BR Member for that purpose, the BR Member would be credited with having made $300,000 of Additional Capital Contributions and the 10% Additional Contribution Priority Return will be calculated on such $300,000 figure). For the avoidance of doubt, as provided in the TIC Agreement, any such Shortfalls/Additional Capital Contributions made under this Section 8.04(e) and contributed to the Borrower will be entitled to the same 3:1 ratio at the Borrower level and shall be returned by the Borrower to the Company with the three times multiple, along with any further preferred return thereon, on a priority basis, in accordance with the TIC Agreement. For the avoidance of doubt, this Section 8.04(e) shall not apply with respect to the failure of a Member to fund Non-Development Cost Overruns.

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(f)          The remedies provided in this Section 8.04 with respect to any Member’s failure to make any Additional Capital Contribution or Section 8.04(a) Advance shall be the sole and exclusive remedies of the non-Defaulting Member for such failure.

8.05       Withdrawal or Reduction of Members’ Contributions to Capital.

(a)          A Member shall not receive out of the Company’s property any part of such Member’s Capital Contributions until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

(b)          A Member, irrespective of the nature of such Member’s Capital Contribution, has only the right to demand and receive cash in return for such Capital Contribution.

8.06       Maintenance of Capital Accounts. The Company shall establish and maintain a Capital Account for each Member and Economic Interest Owner. Each Member’s Capital Account shall be increased by (a) the amount of any Capital Contribution contributed by the Member to the Company, (b) the fair market value of any property, as determined by the Company and the Member by arm’s length agreement at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property within the meaning of Section 752 of the Code), and (c) the Member’s share of Profits and of any separately allocated items of income or gain (including any gain or income allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by such Member). Each Member’s Capital Account shall be decreased by (a) the amount of any money distributed to the Member by the Company (excluding payments received by a Member from the Company as repayment of a loan by the Company to the Member), (b) the fair market value of any property distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of Section 752 of the Code), and (c) the Member’s share of Losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

ARTICLE 9.

DISTRIBUTIONS

9.01       Distributions. Distributions of Net Cash Flow and Capital Proceeds shall be distributed and applied by the Managers in the following order and priority:

(a)          First, to non-Defaulting Members, pari passu, in accordance with their accrued but unpaid Additional Contribution Priority Return, if any, until each non-Defaulting Member entitled to an Additional Contribution Priority Return is paid such amount in full;

(b)          Next, to non-Defaulting Members, pari passu, in accordance with their Additional Capital Contributions, until their unreturned Additional Capital Contributions are reduced to zero;

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(c)          Next, to Defaulting Members, pari passu, in accordance with their accrued but unpaid Additional Contribution Priority Return, if any, until each Defaulting Member entitled to an Additional Contribution Priority Return is paid such amount in full;

(d)          Next, to Defaulting Members, pari passu, in accordance with their Additional Capital Contributions, until their unreturned Additional Capital Contributions are reduced to zero;

(e)          Next, to the Members, pari passu, in accordance with their Ownership Percentages, until such time as the BR Member has received an amount which, when aggregated with all prior applicable distributions pursuant to subsections (a) through (d) above, is equal to the greater of (1) an Internal Rate of Return of ten percent (10%) and (2) 135% of the BR Member’s IRR-Included Capital Contributions;

(f)          Next, to each applicable Member in accordance with their Section 8.04(a) Advances, without interest, pari passu to the Members based on the principal amounts advanced with respect to each Member;

(g)          Next, pari passu, 69.44% to the BR Member and 30.56% to the Catalyst Member, until such time as the BR Member has received an Internal Rate of Return of at least twenty percent (20%); and

(h)         Thereafter, pari passu, 61.11% to the BR Member and 38.89% to the Catalyst Member.

9.02         Limitation Upon Distributions. No distribution shall be made to Members if prohibited by Section 18-607 of the Act.

9.03         Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

ARTICLE 10.

ALLOCATIONS OF NET PROFITS AND NET LOSSES

10.01      Allocation of Profits and Losses. Profits and Losses for any Fiscal Year or other period of the Company will be allocated to the Members as follows:

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(a)          Allocations of Profits and Losses for Capital Account Purposes. After giving effect to the special allocations set forth in Sections 10.02 and 10.03, Profits and Losses of the Company for any Fiscal Year or portion thereof shall be allocated among the Capital Accounts of the Members in such a manner that would cause, to the extent possible, the Capital Accounts of the Members as of the end of a Fiscal Year or portion thereof, after adjustment for all contributions and distributions during the year, and after adjustment for the special allocations set forth in Sections 10.02 and 10.03 (including the allocations of such Members’ shares of the “partnership minimum gain” and “partner nonrecourse debt minimum gain” (as such terms are used in Regulation Section 1.704-2) not otherwise required to be taken into account during such period), to equal the aggregate distributions that the Members would be entitled to receive pursuant to Section 9.01, in each case determined as if (i) all assets of the Company, including cash, were sold for their Gross Asset Values (which, for the avoidance of doubt, shall not be “booked up” to fair market value for this purpose outside of an actual liquidation), (ii) all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied in cash according to their terms (each nonrecourse liability is limited to the book value of the assets securing such liability) and (iii) the remaining proceeds were distributed in accordance with Section 9.01. The Managers, based on the advice of the Company’s tax advisors, shall have the authority to correct or adjust any allocation provision hereunder as it determines to be necessary or appropriate (and not unfairly discriminatory against any Member) for such allocations, in the aggregate, to be made in the manner provided in the first sentence of this Section 10.01.

(b)          Limitations on Losses for Capital Account Purposes. Notwithstanding anything in Section 10.01(a) to the contrary, the Managers will not allocate any item of loss or deduction to a Member that would cause or increase a deficit balance in such Member’s Capital Account (as increased by such Member’s share of “partnership minimum gain” and “partner nonrecourse debt minimum gain”, as such terms are defined in Regulations Section 1.704-2 and applied to the Members of the Company), and will make special allocations of the Profits or Losses of the Company among the Members as necessary to cause the allocations under this Section 10.01 to be respected under Code Section 704(b) and Regulations Section 1.704 1(b)(1). The Managers shall, to the extent possible and in whatever manner they deem appropriate, make subsequent curative allocations of other items of income, gain, loss and deduction to offset any such special tax allocations.

10.02     Special Allocations. The following special allocations shall be made in the following order:

(a)          Minimum Gain Chargeback. Notwithstanding any other provision of this Article 10, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. This Section 10.02(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(b)          Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article 10, except Section 10.02(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 10.02(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

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(c)          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or Distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 10.02(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 10 have been tentatively made as if this Section 10.02(c) were not in the Agreement.

(d)          Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.02(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 10 have been tentatively made as if Section 10.02(c) hereof and this Section 10.02(d) were not in the Agreement.

(e)          Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Members in accordance with their respective Ownership Percentages.

(f)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(g)          Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

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10.03     Curative Allocations.

(a)          The allocations set forth in Sections 10.01(b) and 10.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10.03. Therefore, notwithstanding any other provision of this Article 10 (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 10.01.

(b)          The Managers shall have reasonable discretion, with respect to each Company Fiscal Year, to (i) apply the provisions of Section 10.03(a) hereof in whatever manner is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Section 10.03(a) hereof among the Members in a manner that is likely to minimize such economic distortions.

10.04     Tax Allocations.

(a)          Except as set forth in this Section 10.04, allocations for income tax purposes of items of income, gain, loss, deduction, and credits, and basis therefor, shall be made in the same manner as allocations for book purposes set forth in Sections 10.01, 10.02 and 10.03 hereof. In applying this Section 10.04, each item of income, gain, expense and loss for a period not specially allocated shall be allocated in the same proportions as the allocation of Profits and Losses for such period.

(b)          In the event of a contribution of property other than cash to the Company, income, gain, loss and deduction with respect to such contributed property shall be shared among the Members for tax purposes so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution in accordance with Code Section 704(c) and the Regulations thereunder.

(c)          In the event the book value of any Company asset is adjusted to equal its fair market value in accordance with Regulations Sections 1.704-1(b)(2)(iv)(d) and 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value pursuant to Code Section 704(c) and the Regulations thereunder.

(d)          In accordance with Sections 704(b) and 704(c) of the Code and applicable Treasury Regulations, including Treasury Regulations Section 1.704-1(b)(4)(i), items of income, gain, deduction and loss with respect to any property that is properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property within the meaning of the Regulation 1.704-1(b)(2)(iv)(g)(1) (“Book Property”) (and, if necessary, any other property of the Company) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Book Property to the Company for federal income tax purposes and its book value.

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(e)          To the extent of any recapture income resulting from the sale or other taxable disposition of assets of the Company, the amount of any gain from such disposition allocated to a Member (or a successor in interest) for federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent that such Member has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income.

(f)          The items of income, gain, deduction and loss for tax purposes allocated to the Members pursuant to this Section 10.04 shall not be reflected in the Members’ Capital Accounts. Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intent of this Agreement and is consistent with the economic arrangement among the Members.

(g)          Pursuant to Treasury Regulations Section 1.752-3(a)(3), the Members hereby agree to allocate excess nonrecourse liabilities of the Company in accordance with their respective Ownership Percentages.

10.05         Varying Interest in Company. Allocations to any Member whose Membership Interest changes during a Company Fiscal Year or to any Member who is a Member for less than a full Company Fiscal Year, whether by reason of the admission of a Member, the withdrawal of a Member, a non-pro rata contribution of capital to the Company or any other event described in Section 706(d)(1) of the Code and the Regulations issued thereunder, shall be made in accordance with Section 706(d) of the Code and the Regulations promulgated thereunder to take into account the varying Interests of the Members in the Company during the Company Fiscal Year.

ARTICLE 11.

BOOKS AND RECORDS

11.01     Accounting Period. The Company’s accounting period shall be the calendar year.

11.02     Records. Proper and complete records and books of accounts shall be kept or shall be caused to be kept by the Managers in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The Company shall keep at its principal place of business the following records:

(a)          A current list of the full name and last known address of each Member, Economic Interest Owner and Manager;

(b)          Copies of records to enable a Member to determine the relative voting rights, if any, of the Members;

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(c)          A copy of the Certificate of Formation of the Company and all amendments thereto;

(d)          Copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(e)          Copies of the Company’s written Operating Agreement, together with any amendments thereto;

(f)          Copies of any financial statements of the Company for the three (3) most recent years.

The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members, Economic Interest Owners, or their duly authorized representatives during reasonable business hours.

11.03     Reports and Financial Statements.

(a)          Within fifteen (15) days of the end of each Fiscal Year, the Catalyst Member shall cause each Member to be furnished with the following annual reports computed as of the last date of the Fiscal Year: (i) an unaudited balance sheet of the Company; (ii) an unaudited statement of the Company’s profit and loss; and (iii) a statement of the Members’ Capital Accounts and changes therein in such Fiscal Year.

(b)          Within fifteen (15) days of the end of each quarter of each Fiscal Year, the Catalyst Member shall cause to be furnished to the BR Member such information as reasonably requested by the BR Member, and to the extent not readily available, which may be reasonably prepared by the Catalyst Member at the expense of the Company, as is necessary for any REIT Member (whether a direct or indirect owner) to determine its qualification as a REIT and its compliance with REIT Requirements as shall be requested by the BR Member. Further, the Catalyst Member shall cooperate in a reasonable manner at the request of any Member, at the expense of the Company, to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with any public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates.

11.04     Tax Returns. Until such time as the BR Member otherwise elects by written notice to the Catalyst Member to undertake such preparation and filing activities, the Catalyst Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business and shall submit such returns to the Members for their review, comment and approval at least ten (10) days prior to the due date or extended due date thereof and shall thereafter cause the same to be filed in a timely manner (including extensions). No later than the due date or extended due date, the Member responsible for making such filings hereunder shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such Subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

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ARTICLE 12.

TRANSFERABILITY

12.01     General Prohibition. Except as provided in Sections 12.02, 12.06 and 12.09 hereof, in which event no consent from any party shall be required to effectuate the transfer(s) described therein, no Member or Economic Interest Owner may assign, convey, sell, transfer, liquidate, encumber, or in any way alienate (collectively a “Transfer”), all or any part of its Interest without the prior written consent of the Members, which consent may be given or withheld in the sole discretion of any Member; provided, however, that nothing contained herein shall prohibit any transfers of direct or indirect equity interests in the Members so long as, in the case of the Catalyst Member, such transfers do not result in a Catalyst Change of Control until after the Termination Conditions have been satisfied. Any attempted Transfer of all or any portion of an Interest without the necessary consent, or as otherwise permitted hereunder, shall be null and void and shall have no effect whatsoever. Upon the transfer of a Membership Interest in accordance with this Article 12, the Ownership Percentages of the transferring Member and of the transferee shall be adjusted accordingly. Notwithstanding anything contained herein to the contrary, no Transfers shall be permitted that would violate the terms of any Loan documents.

12.02     Affiliate Transfers. Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 12.01:

(a)          Any Transfer by BR Member or a Bluerock Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of Bluerock Real Estate, L.L.C., including but not limited to (A) Bluerock Residential Growth REIT, Inc. (“BR REIT”) or any Person that is directly or indirectly owned by BR REIT; (B) Bluerock Special Opportunity + Income Fund, LLC (“BR SOIF”) or any Person that is directly or indirectly owned by BR SOIF; (C) Bluerock Special Opportunity + Income Fund II, LLC (“BR SOIF II”) or any Person that is directly or indirectly owned by BR SOIF II, (D) Bluerock Special Opportunity + Income Fund III, LLC (“BR SOIF III”) or any Person that is directly or indirectly owned by BR SOIF III, (E) Bluerock Growth Fund, LLC (“BR Growth”) or any Person that is directly or indirectly owned by BR Growth, and/or (F) Bluerock Growth Fund II, LLC (“BR Growth II”) or any Person that is directly or indirectly owned by BR Growth II (collectively, a “Bluerock Transferee”); provided, that, following the date the BR REIT first acquires a direct or indirect common interest in the Company or the Project, in all instances, BR REIT shall either retain, direct or indirectly, more than a fifty percent (50%) equity interest in the BR Member or otherwise retain the power to control, directly or indirectly, the major activities of the BR Member such that BR REIT can consolidate the BR Member on its audited financial statements; and

(b)          Provided only that the development of the Project is complete (as evidenced by the delivery of a final certificate of occupancy, the delivery of an architect’s certificate of completion and the release of the final contractor retainage), any Transfer by Catalyst Member or a Catalyst Transferee of up to one hundred percent (100%) of its Interest to any Affiliate of the Catalyst Member (a “Catalyst Transferee”).

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12.03     Conditions of Transfer and Assignment. A transferee of an Interest pursuant to 12.01 or 12.02 shall become a Member only if the following conditions have been satisfied:

(a)          the transferor, his legal representative or authorized agent must have executed a written instrument of transfer of such Interest in form and substance satisfactory to the Managers;

(b)          the transferee must have executed a written agreement, in form and substance satisfactory to the Managers, to assume all of the duties and obligations of the transferor under this Operating Agreement with respect to the transferred Interest and to be bound by and subject to all of the terms and conditions of this Operating Agreement;

(c)          the transferor, his legal representative or authorized agent, and the transferee must have executed a written agreement, in form and substance satisfactory to the Managers to indemnify and hold the Company, the Managers and the other Members harmless from and against any loss or liability arising out of the transfer;

(d)          the transferee must have executed such other documents and instruments as the Managers may deem necessary to effect the admission of the transferee as a Member; and

(e)          unless waived by the Managers, the transferee or the transferor must have paid the expenses incurred by the Company in connection with the admission of the transferee to the Company.

12.04    Transfers of Economic Interest Only. A permitted transferee of an Economic Interest who does not become a Member shall be an Economic Interest Owner only and shall be entitled only to the transferor’s Economic Interest to the extent assigned. Such transferee shall not be entitled to vote on any question regarding the Company, and the Ownership Percentage associated with the transferred Economic Interest shall not be considered to be outstanding for voting purposes.

12.05     Successors as to Economic Rights. References in this Operating Agreement to Members shall also be deemed to constitute a reference to Economic Interest Owners where the provision relates to economic rights and obligations. By way of illustration and not limitation, such provisions would include those regarding Capital Accounts, distributions, allocations, and contributions. A transferee shall succeed to the transferor’s Capital Contributions and Capital Account to the extent related to the Economic Interest transferred, regardless of whether such transferee becomes a Member.

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12.06     Buy/Sell.

(a)          In the event the Members are deadlocked and are unable to agree unanimously on any Major Decision that requires unanimity, and the Members are unable through good faith and the exercise of their reasonable efforts to break such deadlock for a period of fifteen (15) days following notice from one Member to the other Member that a deadlock exists with regard to a Major Decision, the deadlock may be broken by the invocation of the provisions of this Section 12.06; provided, however, this Section 12.06 may be invoked if and only if such deadlock occurs after the date which is 24 months from the date of Project Stabilization. Prior to invoking the provisions of this Article, the Members shall in good faith meet within fifteen (15) days of such deadlock, and use their reasonable efforts to resolve any disagreements regarding any Major Decision. As used in this Section 12.06, “deadlock” shall mean the inability of the Members to unanimously agree with respect to a Major Decision that requires unanimity.

(b)          Either Member may initiate the buy/sell procedure by providing a written notice (the “Value Notice”) to the other Member. The Member which initiates the buy/sell procedure, is referred to herein as the “Offeror.” The Member who receives the Value Notice is referred to herein as the “Offeree.” The Value Notice shall include an offer by the Offeror to purchase all (and not less than all) of the Membership Interest(s) owned by the Offeree and an offer by the Offeror to sell all (and not less than all) of the Membership Interest(s) owned by the Offeror to the Offeree. In the case of the BR Member, the offer referred to in the preceding sentence shall also include an offer to purchase the co-tenancy interest of the Brown Co-Tenants; and in the case of the Catalyst Member, the offer referred to in the preceding sentence shall also include an offer to sell the co-tenancy interest of the Brown Co-Tenants (with respect to which the Catalyst Member represents to the BR Member that it has such drag-along rights). The Value Notice shall specify an amount (the “Stated Amount”), which shall in any case be not less than the aggregate of all indebtedness owed at that time by the Borrower, and which shall be used in the calculations of the purchase price pursuant to this Section 12.06. Notwithstanding the foregoing, upon the receipt of a Value Notice from the BR Member, the Catalyst Member shall have the right, to the extent available pursuant to Section 12.09, to exercise the Put Right contained in Section 12.09 below by issuing a Put Notice within ten (10) business days thereafter, in which case the Value Notice shall be deemed to have been rescinded by the BR Member.

(c)          The Offeree shall have forty-five (45) days from its receipt of the Value Notice to provide a written notice (the “Election Notice”) to the Offeror stating either that the Offeree will sell all (and not less than all) its Membership Interest(s) to the Offeror or that the Offeree will purchase all (and not less than all) the Offeror’s Membership Interest(s) at the purchase price referenced in Section 12.06(b) hereof. If the Offeree fails to give a timely Election Notice, the Offeree shall be deemed to have elected to sell all (and not less than all) its Membership Interest(s) to the Offeror. The Election Notice shall specify the date of closing (the “Buy-Sell Closing Date”), which date shall be at least thirty (30) days after the giving of the Election Notice, but in any event not later than the ninetieth (90th) day after such notice. If the Offeree fails to provide an Election Notice, the Buy-Sell Closing Date shall be held on the first Business Day which is at least ninety (90) days after the giving of the Value Notice. For the sake of clarity, all references in this Section and in Sections 12.07 and 12.08 to the Membership Interest of the Catalyst Member shall be deemed to include a reference to the co-tenancy interests of the Brown Co-Tenants, to the extent applicable.

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(d)          The Member (or Members) that finally becomes obligated to sell its or their Membership Interest(s) is sometimes referred to herein collectively as the “Seller,” and the Member or Members that finally becomes obligated to purchase the other Member’s or Members’ Membership Interest(s) is sometimes referred to herein as the “Buyer.” If the Catalyst Member is the Seller, then the term shall also be deemed to include the Brown Co-Tenants.

(e)          The aggregate purchase price for the Seller’s Membership Interest(s) pursuant to this Section 12.06 shall be that amount which would be distributed to the Seller pursuant to Section 9.01 above (after giving effect to all applicable provisions of this Agreement, but after liquidating all Reserves then existing and without establishing any additional Reserves) if the Project was sold by the Borrower on the Buy-Sell Closing Date for a gross sales price equal to the Stated Amount and all liabilities and obligations of the Borrower were satisfied from the proceeds from such sales price and any remaining proceeds were distributed to the Co-Tenants by the Borrower as required under applicable agreements, and then the proceeds received by the Company were distributed to the Members in accordance with Section 9.01. If the Catalyst Member is the Seller, then the purchase price shall also include that amount that would be distributed to the Brown Co-Tenants directly pursuant to the TIC Agreement in connection with the sale of the Project, with any such portion of the price allocable to the Brown Co-Tenants paid directly thereto in exchange for full and complete relinquishment of any and all of their rights in and to the Trust or the Property. No Member shall be entitled to any sales fee or commission if either Member exercises the buy/sell procedure set forth in this Section 12.06.

(f)          The closing of a purchase of Membership Interest(s) pursuant to this Section 12.06 shall be held on the Buy-Sell Closing Date, subject to the terms and conditions specified herein.

(g)         As of the effective date of any transfer of a Membership Interest(s) pursuant to this Section 12.06, the Buyer shall assume all obligations of the Seller with respect to the Membership Interest so transferred, including any liability of the Seller or any Affiliate thereof with respect to any Company liabilities. Upon such transfer, the Seller’s rights and obligations under this Agreement shall terminate with respect to such transferred Membership Interest, except as to indemnity rights of such Member under this Agreement attributable to acts or events occurring prior to the effective date of such transfer. If the Buyer is the BR Member, the Buyer shall also assume any obligations of the Brown Co-Tenants pursuant to the TIC Agreement.

(h)          Notwithstanding anything contained herein to the contrary, if the Catalyst Member is the Buyer, the Catalyst Member shall have the right to assign all of any portion of its rights under this Section 12.06 to one or more of the Brown Co-Tenants or their Affiliates.

12.07     Escrow and Closing of Buy-Sell.

(a)          Closing Time and Location. Except as otherwise provided for in this Agreement, the closing of any offer of a Membership Interest between the Members pursuant to Section 12.06 shall take place through a mutually agreed escrow agent located in Atlanta, Georgia.

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(b)          Required Documents. Prior to or at the closing, Seller shall supply to Buyer all documents customarily required (or reasonably required by Buyer) to make a good and sufficient conveyance of such Membership Interest to the Buyer, which documents shall be in form and substance reasonably satisfactory to the Buyer and Seller. All payments shall be by wire transfer of immediately available funds.

(c)          Conditions Precedent to Closing. The obligation of Buyer to pay the purchase price shall be conditioned upon the Membership Interest being transferred free and clear of all liens, claims and encumbrances (except for, in the case of the co-tenancy interest of the Brown Co-Tenants, non-monetary liens otherwise affecting the Property that were of record on the date hereof or that were otherwise previously approved by the Members (“Permitted Liens”)). This condition is for the sole benefit of Buyer and may be waived by Buyer in whole or in part in its sole discretion.

(d)          Closing Costs. Each party shall pay its own attorneys’ fees and expenses incurred in connection with the closing, and costs of the escrow or closing, including, without limitation all premiums for title insurance and any escrow fees, recording charges, and transfer taxes arising from the closing of the buy-sell transaction, shall be borne or allocated in the manner customary in the area in which the Project is located and, to the extent no custom exists, shall be shared equally by Seller and Buyer. Unless previously deducted in determining the price for the Membership Interest, the Buyer shall deduct from the price otherwise payable to the Seller an amount equal to all liens, claims and encumbrances of a definite or ascertainable amount, if any, which encumber the Seller’s Membership Interest being transferred which are not released or repaid on or prior to the closing (if Buyer elects to waive the conditions set forth in Section 12.07(c)).

(e)          Warranty of Title. The Seller shall represent, warrant and agree that its Membership Interest being sold hereunder is free of all liens, claims and encumbrances (except liens, claims or encumbrances that were deducted in determining the applicable price of the Membership Interest and except for Permitted Liens) and that the Seller shall defend, indemnify and hold harmless the Buyer from any such liens, claims and encumbrances.

(f)          Closing of Buy-Sell Transaction. At the closing of a sale of a Membership Interest by one Member to the other Member pursuant to Section 12.06 hereof, the following shall occur:

(i)          The Seller shall convey and assign to the Buyer or its designee the entire Membership Interest of the Seller, free and clear of all liens, claims and encumbrances (other than liens, claims and encumbrances that were waived by Buyer and deducted in determining the applicable price of the Membership Interest and except for Permitted Liens), and the Seller and the Buyer shall execute all documents which may be reasonably required to give effect to the sale and purchase of such Membership Interest.

(ii)         The Buyer shall pay or cause to be paid to the Seller the applicable purchase price for the Membership Interest being purchased in cash or by wire transfer at the closing.

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(iii)        Notwithstanding any provision herein to the contrary, it shall be a condition or requirement of any offer and the closing to obtain a release of the Seller and the Seller’s Affiliates from any personal liability arising out of any and all Recourse Guaranties and Non-Recourse Carveout Guaranties.

12.08     Default.

(a)          Events of Default. The failure of a Member to perform any of the obligations set forth in Sections 12.06 or 12.07 with respect to an offer of its Membership Interest or purchase of the other Member’s Membership Interest shall constitute an event of default (“Event of Default”) on the part of the Member with respect to whom such failure occurs.

(b)          Remedies. Upon the occurrence of an Event of Default, the non-defaulting Member may exercise, in addition to all other rights and remedies provided in this Agreement or available at law or in equity, any one or more of the remedies provided for in Section 12.08 (c) below.

(c)          Remedies for Failure to Transfer Membership Interest.

(i)          Seller’s Failure. In the event that the Seller fails to make conveyance of its Membership Interest pursuant to its obligations herein, then the Buyer shall have the option: (A) to demand and receive specific performance of the Seller’s obligations to convey its Membership Interest as provided for herein; (B) to recover damages on account of the Seller’s failure to make conveyance (which rights shall be in addition to the right granted under subparagraph (A) above, if the Buyer so elects); or (C) to terminate the obligations of the parties to proceed with the sale of the Membership Interest, whereupon the position of the parties shall revert to the status quo ante as if no notice to purchase from either party to the other had been given under the provisions of this Agreement.

(ii)         Buyer’s Failure. In the event that the Buyer defaults in the closing of a purchase of a Membership Interest as herein provided, then the Seller shall have the option to: (A) elect to purchase the Buyer’s Membership Interest on the terms and conditions otherwise set forth herein, by notice to the Buyer of the Seller’s intention so to do, given within fifteen (15) days after such default in which event the Seller shall become the Buyer and the Buyer shall become the Seller, and all the applicable terms, conditions and provisions of this Agreement with respect to such sales shall govern, except that the closing thereof shall take place thirty (30) days after such date of notice from the Seller (now the Buyer) to the Buyer (now the Seller) and except that the purchase price shall be ten percent (10%) less than the price which the Seller (now the Buyer) would have had to pay had such Buyer (now the Seller) originally elected to sell its Membership Interest; (B) terminate the Seller’s obligation to convey its Membership Interest to the Buyer by notice to the Buyer, in which case the position of the parties shall revert to the status quo ante as if no notice from either party to the other had been given under the provisions of this Agreement; or (C) sue Buyer in the appropriate court for specific performance.

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12.09     Catalyst Put Right.

(a)          Notwithstanding anything contained herein to the contrary, in the event that the Catalyst Member desires to either sell the Project or refinance the Loan, and in either such case the BR Member fails to provide its consent thereto, then at the Catalyst Member’s election, the Catalyst Member shall have the right to require that the BR Member purchase its Membership Interest on the terms contained herein, along with the purchase of the co-tenancy interest of the Brown Co-Tenants (the “Put Right”); provided, however, this Section 12.09 may only be invoked following Project Completion.

(b)          The Catalyst Member may exercise the Put Right by providing a written notice (the “Put Notice”) to the BR Member. The Put Notice shall state that the Catalyst Member is requiring the BR Member to purchase all (but not less than all) of the Membership Interest owned by the Catalyst Member along with the co-tenancy interest of the Brown Co-Tenants at a price to be derived from the Appraised Value of the Project. The Put Notice shall specify the date of closing (the “Put Closing Date”), which date shall be no earlier than the later of (i) the thirtieth (30th) day after the giving of the Put Notice and (ii) the tenth (10th) day following the final determination of Appraised Value, but in any event not later than the ninetieth (90th) day after such notice.

(c)          As used herein, the term “Appraised Value” means the fair market value for the Project, to be established through the following appraisal process. Each Member shall select an MAI certified appraiser, licensed in the State of Georgia, to value the Project. If the deviation between the two valuations is less than three percent (3%), then the average of the two appraisals shall form the basis of valuation for the Project. In the event the two appraised valuations deviate by more than three percent (3%), then the two appraisers shall select a third appraiser to appraise the Project. The average of the two closest appraisals shall form the basis of valuation for the Project. Catalyst shall have the right in its sole discretion to rescind its exercise of the Put Right if it is unsatisfied with the results of the appraisal process but only on the following conditions: (i) it agrees to bear all actual out-of pocket costs incurred in connection with the appraisal process; (ii) it agrees to waive all further rights to exercise the Put Right; and (iii) if the BR Member had previously exercised the Buy-Sell in accordance with Section 12.06 above, the BR Member shall have the right to return to the extant Buy-Sell.

(d)          The aggregate purchase price for the Catalyst Member’s Membership Interest pursuant to this Section 12.09 (the “Put Price”) shall be that amount which would be distributed to the Catalyst Member pursuant to Section 9.01 above (after giving effect to all applicable provisions of this Agreement, but after liquidating all Reserves then existing and without establishing any additional Reserves) if the Project were sold by the Borrower on the Put Closing Date for a gross sales price equal to the Appraised Value and all liabilities and obligations of the Borrower were satisfied from the proceeds from such sales price and any remaining proceeds were distributed to the Co-Tenants by the Borrower, and then the proceeds received by the Company were distributed to the Members in accordance with Section 9.01. In addition, the purchase price shall include that amount that would be distributed to the Brown Co-Tenants directly pursuant to the TIC Agreement in connection with the sale of the Project, with any such portion of the price allocable to the Brown Co-Tenants paid directly thereto in exchange for full and complete relinquishment of any and all of their rights in and to the Trust or the Property. No Member shall be entitled to any sales fee or commission if the Catalyst Member exercises the Put Right set forth in this Section 12.09.

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(e)          Notwithstanding anything contained herein to the contrary, at any time prior to the commencement of vertical construction of the Project, in the event that: (i) the Catalyst Member desires to commence vertical construction of the Project but is prohibited from doing so as a result of the exercise by the BR Member of its rights pursuant to Section 7.07 above; and (ii) the Catalyst Member exercises the Put Right as a result of its desire to market and sell the Project because of the BR Member’s unwillingness to proceed with vertical construction, then the amount of the Put Price shall be an amount equal to the greater of: (x) the amount determined pursuant to Section 12.09(d) above and (y) the sum of the (i) amount of the Catalyst Member’s Initial Capital Contributions and (ii) the amounts contributed to the Borrower by the Brown Co-Tenants pursuant to the TIC Agreement.

(f)          The closing of a purchase of Membership Interest(s) pursuant to this Section 12.09 shall be held on the Put Closing Date, subject to the terms and conditions specified herein.

(g)          As of the Put Closing Date, the BR Member shall assume all obligations of the Catalyst Member with respect to the Membership Interest so transferred, including any liability of the Seller or any Affiliate thereof with respect to any Company liabilities. Upon such transfer, the Catalyst Member’s rights and obligations under this Agreement shall terminate with respect to such transferred Membership Interest, except as to indemnity rights of such Member under this Agreement attributable to acts or events occurring prior to the effective date of such transfer. In addition, the BR Member shall cause the TIC Agreement to be terminated in its entirety following the purchase of the co-tenancy interest of the Brown Co-Tenants.

(h)          The provisions of Sections 12.07 (including without limitation Section 12.07(f)(iii)) and 12.08 above shall apply to this Section 12.09, to the extent applicable.

12.10     Specific Performance. It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Article 12 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a party to comply fully with each of said obligations, and (ii) the uniqueness of each Member’s business and assets and the relationship of the Members. Accordingly, each of the aforesaid obligations and restrictions shall be, and is hereby expressly made, enforceable by specific performance.

ARTICLE 13.

ISSUANCE OF ADDITIONAL MEMBERSHIP INTERESTS

Except as otherwise provided for herein, any Person approved by all of the Members may become a Member in the Company by the issuance by the Company of Membership Interests for such consideration as all of the Members shall determine. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managers may, upon the approval of all the existing Members, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

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ARTICLE 14.

DISSOLUTION AND TERMINATION

14.01     Dissolution.

(a)          The Company shall be dissolved upon the occurrence of any of the following events:

i.            by the unanimous written agreement of all Members; or

ii.         by a decree of judicial dissolution under the Act.

To the maximum extent permitted under the Act, the Company shall not dissolve upon an event of dissociation with respect to the last remaining Member, but instead the legal successor to such Member shall automatically become a Member of the Company with all rights and obligations appurtenant thereto.

(b)          If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling his estate or administering his property, but such person shall be a holder of an Economic Interest and shall not have the rights of a Member. Further, such Person shall be subject to the provisions of Article 12.

14.02     Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by Section 18-803 of the Act.

14.03     Winding Up, Liquidation and Distribution of Assets.

(a)          Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managers or if none, the Person or Persons selected by the Members (the “Liquidators”) shall immediately proceed to wind up the affairs of the Company.

(b)          If the Company is dissolved and its affairs are to be wound up, the Liquidators shall:

i.            Sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

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ii.         Allocate any profit or loss resulting from such sales to the Members’ and Economic Interest Owners’ in accordance with Article 10 hereof as if the Company had distributed all distributable Capital Proceeds in accordance with Article 9 hereof;

iii.         Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

iv.         Distribute the remaining proceeds to the Members in accordance with Section 9.01.

(c)          In the final Fiscal Year of the Company, before making the final distributions provided for in Section 14.03(b)(iv), Profits and Losses shall be credited or charged to Capital Accounts of the Members (which Capital Accounts shall be first adjusted to take into account all distributions other than liquidating distributions made during the Fiscal Year) in the manner provided in Article 10. The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member immediately prior to the liquidation distributions of the Company’s assets pursuant to Section 14.03(b)(iv) being equal to the amount distributable to such Member pursuant to Section 14.03(b)(iv). The Managers are authorized to make appropriate adjustments in the allocation of Profits and Losses and, if necessary, items of gross income and gross deductions of the Company, for the year of liquidation of the Company (or, if earlier, the year in which all or substantially all of the Company’s assets are sold, transferred or disposed of) as necessary to cause the amount of each Member’s Capital Account immediately prior to the distribution of the Company’s assets pursuant to Section 14.03(b)(iv) to equal the amount distributable to such Member pursuant to Section 14.03(b)(iv). Notwithstanding the foregoing, nothing in this Section 14.03(c) shall affect the amounts distributable to the Members under Section 14.03(b)(iv).

(d)          Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(e)          Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(f)          The Liquidators shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

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14.04     Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation may be executed and filed with the Secretary of State of Delaware in accordance with Section 18-203 of the Act.

14.05     Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE 15.

INDEMNIFICATION

15.01     Indemnification by Company. The Managers, the Members or their respective members, managers, agents, employees and representatives (each, an “Indemnitee”) shall be indemnified by the Company to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it or any of them in connection with the Company (each, a “Claim”), provided that (i) such course of conduct was, in good faith, intended to be in, and not opposed to, the best interests of the Company and such liability or loss was not the result of willful misconduct, or a material breach of this Agreement or gross negligence on the part of such Indemnitee, and (ii) any such indemnification will only be recoverable from the assets of the Company and the Members shall not have any liability on account thereof except any obligations to return distributions received from the Company that are required to be returned to the Company in respect of such indemnification obligations under applicable law. No Member shall be authorized to make a call for capital to satisfy the Company’s indemnification obligations under this Section 15.01.

15.02     Indemnification by Members for Misconduct.

(a)          Catalyst Member hereby indemnifies, defends and holds harmless the Company, BR Member, each Bluerock Transferee and each of their subsidiaries and their officers, directors, members, managers, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) incurred under any Loan Guaranty to the extent arising out of any fraud, gross negligence or willful misconduct on the part of, or by, Catalyst Member.

(b)          BR Member hereby indemnifies, defends and holds harmless the Company, Catalyst Member, each Catalyst Transferee and each of their subsidiaries and their officers, directors, members, managers, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) incurred under any Loan Guaranty to the extent arising out of any fraud, gross negligence or willful misconduct on the part of, or by, BR Member.

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ARTICLE 16.

MISCELLANEOUS PROVISIONS

16.01     Application of Delaware Law. This Operating Agreement, and the application and interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

16.02     No Action for Partition. No Member or Economic Interest Owner has any right to maintain any action for partition with respect to the property of the Company.

16.03     Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.04     Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

16.05     Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

16.06     Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

16.07     Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

16.08     Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

16.09     Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or by any Person not a party hereto.

16.10     Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16.11     Federal Income Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Members.

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16.12     Certification of Non-Foreign Status. In order to comply with Section 1445 of the Code and the applicable Treasury Regulations thereunder, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Treasury Regulations, each Member shall provide to the Company, an affidavit stating, under penalties of perjury, (i) the Member’s address, (ii) United States taxpayer identification number, and (iii) that the Member is not a foreign person as that term is defined in the Code and Treasury Regulations. Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Managers to withhold ten percent (10%) of each such Member’s distributive share of the amount realized by the Company on the disposition.

16.13     Notices. Any and all notices, offers, demands or elections required or permitted to be made under this Agreement (“Notices”) shall be in writing and shall be delivered either by personally delivering it by hand or Federal Express or similar commercial courier service to the person to whom Notice is directed, or by electronic mail, or by depositing it with the United States Postal Service, certified mail, return receipt requested, with adequate postage prepaid, addressed to the appropriate party (and marked to a particular individual’s attention). Notice shall be deemed given and effective (i) when hand-delivered if by personal delivery or Federal Express or similar commercial courier service, (ii) as of the date and time it is transmitted by electronic mail if there is a written or electronic record of the date, time and email address to which the Notice was sent, or (iii) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor (“Postal Service”) is making regular deliveries of mail on all of its regularly appointed week-day rounds in Dover, Delaware) following the day (as evidenced by proof of mailing) upon which such Notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service. Rejection or other refusal by the addressee to accept the Notice shall be deemed to be receipt of the Notice. In addition, the inability to deliver the Notice because of a change of address of the party of which no Notice was given to the other party as provided on Exhibit A hereof shall be deemed to be the receipt of the Notice sent. The addresses to which Notice is to be sent shall be those set forth below on Exhibit A or such other address as shall be designated in writing to Managers. Managers shall keep a list of all designated addresses and such list shall be available to any Member upon request thereof. Such addresses may be changed by designating the change of address to the Managers in writing.

16.14     Amendments. Any amendment to this Agreement shall be made in writing and signed by Members holding all of the Ownership Percentages; provided, however, the Managers shall have the right upon any transfer of Membership Interests or admission of any new Member in accordance herewith to unilaterally amend this Agreement without a writing signed by all Members to substitute Exhibit “A” attached hereto with an updated Exhibit “A” reflecting all of the current Members and their respective Ownership Percentages.

16.15     Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If any particular provision herein is construed to be in conflict with the provisions of the Act, the Act shall control and such invalid or unenforceable provisions shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

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16.16      Captions. Titles and captions are inserted for convenience only and in no way define, limit, extend or describe the scope or intent of this Agreement or any of its provisions and in no way are to be construed to affect the meaning or construction of this Agreement or any of its provisions.

16.17      Banking. All funds of the Company shall be deposited in its name in an account or accounts as shall be designated from time to time by the Managers. All funds of the Company shall be used solely for the business of the Company. All withdrawals from the Company bank accounts shall be made only upon check signed by the Managers or by such other persons as the Managers may designate from time to time.

16.18      Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto agree that any suit brought to enforce this Agreement shall be venued only in any court of competent jurisdiction in the State of New York, Borough of Manhattan, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts and waives all objection to, the exclusive jurisdiction of the aforesaid courts in connection with any suit brought to enforce this Agreement, and irrevocably agrees to be bound by any judgment rendered thereby. Each of the parties hereto hereby agrees that service of process in any such proceeding may be made by giving notice to such party in the manner and at the place set forth in 16.13 herein.

16.19      Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents or instruments necessary to effectuate the purposes of the Company and this Agreement or necessary to comply with any laws, rules or regulations.

16.20      Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT, AND TO ANY PAYMENTS, ALLOCATIONS AND DISTRIBUTIONS SPECIFIED UNDER THIS AGREEMENT.

16.21      Investment Representations and Indemnity Agreement. In addition to the restrictions on transfer set forth above, each Member understands that Members must bear the economic risk of this investment for an indefinite period of time because the Membership Interests are not registered under the Securities Act of 1933, as amended (the “1933 Act”) or the securities laws of any state or other jurisdiction. Each Member has been advised that there is no public market for the Membership Interests and that the Membership Interests are not being registered under the 1933 Act upon the basis that the transactions involving its sale are exempt from such registration requirements and that reliance by the Company on such exemption is predicated in part on the Member’s representations set forth in this Agreement. Each Member acknowledges that no representations of any kind concerning the Property or the future intent or ability to offer or sell the Membership Interest in a public offering or otherwise have been made to the Member by the Company or any other Person or entity. Each Member understands that the Company makes no covenant, representation or warranty with respect to the registration of securities under the Securities Exchange Act of 1933, as amended, or its dissemination to the public of any current financial or other information concerning the Company. Accordingly, the Members acknowledge that there is no assurance that there will ever by any public market for the Membership Interests, and that the Members may not be able to publicly offer or sell any thereof. Furthermore, each Member (and his/her/its assignees and transferees) agrees to indemnify the other Members, the Managers, the Company and any director, officer, employee, affiliate or legal counsel of such parties, from any and all losses, damage, liability, claims and expenses incurred, suffered or sustained by any of them in any manner because of the falsity of any representation contained in this Section including, without limitation, liability, for violation of the Securities Laws of the United States or of any state which violation would not have occurred had such representation been true.

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16.22      No Partnership Interest for Non-Tax Purposes. The Members have formed the Company under the Act and expressly disavow any intention to form a partnership under Delaware’s Uniform Partnership Act, Delaware’s Uniform Limited Partnership Act, or the Partnership Act or laws of any other state. The Members do not intend to be partners one to another or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representations shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

16.23      Entire Agreement. This Agreement, along with the Cost-Sharing Agreement, the Trust Agreement and the TIC Agreement, contains the entire understanding among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except for the Cost-Sharing Agreement, Trust Agreement and TIC Agreement, which shall survive in accordance with its terms.

(Signatures on following page)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BR MEMBER:

BR Cheshire Member, LLC

By: Bluerock Special Opportunity + Income Fund III, LLC, its Manager

By: BR SOIF III Manager, LLC, its Manager

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	Authorized Signatory

CATALYST MEMBER:

CB DEVELOPER, LLC

By:	Catalyst Development Partners II, LLC
a Georgia limited liability company,
as its Managing Member

By:	/s/ Mark Mechlowitz
Name:	Mark Mechlowitz
Title:	Manager

List of Exhibits:

Exhibit A	Information Regarding Members
Exhibit B	Property
Exhibit C	Total Project Budget
Exhibit D	Development Agreement

Exhibit A

INFORMATION REGARDING MEMBERS

Member Name and Address	Initial Capital Contribution	Ownership Percentage

BR Cheshire Member, LLC 712 Fifth Avenue, 9th Floor New York, New York 10019	$10,888,101	99.9%

CB Developer, LLC 880 Glenwood Avenue SE, Suite H Atlanta, GA 30316	$10,899	0.1%

Total	$10,899,000	100%

BROWN CO-TENANTS’ INITIAL CASH CONTRIBUTION TO BORROWER: $1,211,000

MANAGEMENT COMMITTEE REPRESENTATIVES:

Catalyst Member

1. Rob Meyer

2. Mark Mechlowitz

BR Member

1. Ryan MacDonald

2. Michael Konig

Exhibit B

LEGAL DESCRIPTION OF PROPERTY

All that tract of land lying or being Land Lot 6, 17th District, Fulton County and the City of Atlanta, Georgia, and being more particularly described as follows:

BEGINNING at a 1/2 inch re-bar found at the intersection of the southerly right of way of Interstate 85, a variable width right of way, and the westerly right of way of Cheshire Bridge Road, also a variable width right of way;

THEN leaving the right of way of Interstate 85, proceed the following courses along the said westerly right of way of Cheshire Bridge Road:

South 55 degrees 38 minutes 44 seconds East for 30.92 feet to a 1/2 inch re-bar found;

THEN South 06 degrees 51 minutes 23 seconds East for 248.74 feet to a nail found;

THEN South 28 degrees 07 minutes 38 seconds East for 42.38 feet to a 1/2 inch re-bar found;

THEN South 67 degrees 28 minutes 12 seconds West for 145.43 feet to a 1/2 inch re-bar found;

THEN South 00 degrees 42 minutes 52 seconds West for 123.24 feet to a 1/2 inch re-bar found;

THEN North 88 degrees 37 minutes 53 seconds West for 43.35 feet to a 1/2 inch re-bar found;

THEN South 09 degrees 34 minutes 54 seconds East for 86.90 feet to a 1/2 inch re-bar found;

THEN North 89 degrees 25 minutes 02 seconds West for 172.15 feet to a 1/2 inch open top pipe found;

THEN North 25 degrees 59 minutes 36 seconds West for 95.01 feet to a point;

THEN North 26 degrees 42 minutes 06 seconds West for 470.00 feet to a point on the southerly variable right of way of Interstate 85;

THEN continue the following courses along said southerly right of way of Interstate 85;

North 82 degrees 57 minutes 58 seconds East for 105.01 feet to a 1/2 inch re-bar found;

THEN North 79 degrees 50 minutes 07 seconds East for 257.68 feet to a point;

THEN North 89 degrees 59 minutes 21 seconds East for 156.66 feet to a 1/2 inch re-bar found at the POINT OF BEGINNING.

Together with and subject to covenants, easements, and restrictions of record.

Said property contains 4.877 acres more or less.

Exhibit C

TOTAL PROJECT BUDGET

TOTAL USES:		per Unit	per SF
Purchase Price	$6,000,000	$21,053	$24.18
Doc Stamps	183,775	645	0.74
Project Feasibility Costs	42,500	149	0.17
Design Costs	747,500	2,623	3.01
Legal Costs	200,000	702	0.81
Real Estate Taxes	457,622	1,606	1.84
Insurance Costs	170,000	596	0.69
Financing Costs	845,345	2,966	3.41
Government Costs	662,422	2,324	2.67
Misc. Direct Costs	79,000	277	0.32
Construction Costs	34,633,720	121,522	139.58
FF&E Costs	540,000	1,895	2.18
Interest Reserve	493,570	1,732	1.99
Operating Deficit Reserve	284,571	998	1.15
Capitalized Development Fee	1,465,825	5,143	5.91
Contingency - Hard Cost	1,236,386	4,338	4.98
I-Banking Fee	467,764
Marketing Costs	150,000	526	0.60
Total Uses	$48,660,000	$170,737	$196.11

Exhibit D

DEVELOPMENT AGREEMENT